UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Radian Group Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Radian Group Inc.

1601 Market Street

Philadelphia, Pennsylvania

19103-2337

800 523.1988

215 564.6600

April 25, 2005

Dear Stockholder:

You are cordially invited to attend the 2005 Annual Meeting of Stockholders of Radian Group Inc., which will be held at Radian’s offices at 1601 Market Street, 11th Floor, Philadelphia, Pennsylvania 19103-2337, at 9:00 a.m. EDT on Tuesday, May 10, 2005. The accompanying Notice of 2005 Annual Meeting of Stockholders and Proxy Statement describe the items to be considered and acted upon by the stockholders at the meeting.

Whether or not you plan to attend the upcoming meeting, please sign, date and return the enclosed proxy card as soon as possible so that your shares can be voted in accordance with your instructions. If you attend the meeting, you may revoke your proxy, if you wish, and vote personally. Because the representation of stockholders at the meeting is very important, we thank you in advance for your participation.

Sincerely,

Howard S. Yaruss

Secretary

RADIAN GROUP INC.

1601 Market Street

Philadelphia, Pennsylvania 19103-2337

www.radian.biz

NOTICE OF 2005 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON

May 10, 2005

The 2005 Annual Meeting of Stockholders of Radian Group Inc., a Delaware corporation, will be held at Radian’s offices at 1601 Market Street, 11th Floor, Philadelphia, Pennsylvania 19103-2337, at 9:00 a.m. EDT on Tuesday, May 10, 2005 for the following purposes:

1.	To elect eleven directors for terms of one year each, to serve until their successors have been duly elected and qualified;

2.	To consider and vote on a proposal to approve the material terms of the Radian Group Inc. Performance Share Plan;

3.	To ratify the selection of Deloitte & Touche LLP as Radian’s independent auditors for the year ending December 31, 2005; and

4.	To transact such other business as may properly come before the meeting or any adjournments thereof.

Only stockholders of record as of the close of business on March 11, 2005 will be entitled to notice of the annual meeting and to vote at the annual meeting and any adjournments thereof. A list of stockholders entitled to vote at the meeting will be available for inspection during normal business hours beginning April 29, 2005 at Radian’s offices at 1601 Market Street, 11th Floor, Philadelphia, Pennsylvania 19103-2337.

By Order of the Board of Directors,

Howard S. Yaruss

Secretary

Philadelphia, Pennsylvania

April 25, 2005

EACH STOCKHOLDER IS URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. GIVING A PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU CHOOSE TO ATTEND THE MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

RADIAN GROUP INC.

1601 Market Street

Philadelphia, Pennsylvania 19103-2337

www.radian.biz

PROXY STATEMENT

FOR

2005 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON

May 10, 2005

Radian’s board of directors is furnishing this proxy statement to solicit proxies for use at the 2005 Annual Meeting of Stockholders of Radian Group Inc. A copy of the notice of meeting accompanies this proxy statement. This proxy statement and the accompanying proxy card are being mailed to stockholders beginning approximately April 25, 2005 in order to furnish information relating to the business to be transacted at the meeting. This proxy statement was preceded by the mailing of our 2004 Annual Report, which was sent for informational purposes and not as a means of soliciting your proxy or your vote.

INFORMATION ABOUT VOTING

Who Can Vote

March 11, 2005 is the record date for the annual meeting. Only holders of record of our common stock at the close of business on the record date are entitled to notice of and to vote at the meeting. On the record date, 88,451,953 shares of our common stock were outstanding. Each stockholder is entitled to one vote for each share of common stock owned of record at the close of business on the record date. No other class of our stock is outstanding, so no other class is entitled to vote at the meeting.

How Voting Works

The only way your shares can be voted at the meeting is if you vote your shares in person at the meeting or authorize the voting of your shares by proxy. If you hold your shares through a broker (in “street name”), your broker will have provided you with instructions for voting your shares. The shares represented by a validly completed proxy card will be voted at the meeting in accordance with the instructions given on the proxy card. If you complete your proxy card properly, but do not give instructions on your proxy card as to how to vote your shares, your shares will be voted “For” the election of all directors nominated by our board of directors (Proposal 1) (and, if unforeseen circumstances make it necessary for our board of directors to substitute another person for any of the nominees, your shares will be voted for that other person), “For” the approval of the material terms of the Radian Group Inc. Performance Share Plan (Proposal 2) and “For” the ratification of the selection of Deloitte & Touche LLP as Radian’s independent auditors (Proposal 3).

You may revoke your proxy at any time before it is voted by filing with Radian’s Secretary a written instrument revoking it or a duly executed proxy bearing a later date. You also may revoke your proxy by attending the annual meeting and giving notice of revocation. Attendance at the meeting, by itself, will not constitute revocation of a proxy.

Your vote is important to Radian. We encourage you to complete, sign and return the proxy card accompanying this proxy statement even if you plan to attend the meeting. You can always change your vote before the meeting or at the meeting, as described above.

Votes Required for Approval

A quorum is necessary to conduct the business of the meeting. This means that holders of at least a majority of the shares entitled to vote must be present at the meeting, either in person or represented by proxy.

Assuming a quorum is present, the eleven nominees for director receiving the highest number of “For” votes will be elected (Proposal 1). In the election of directors, votes may be cast “For” or “Withheld.” Votes that are withheld will be considered present for purposes of determining whether a quorum exists, but will be excluded entirely from the vote and will have no effect on the outcome.

Again assuming a quorum is present, the material terms of the Radian Group Inc. Performance Share Plan (Proposal 2) will be approved upon the affirmative vote of a majority of the shares present in person or by proxy at the meeting and voting on the proposal.

Abstentions may not be specified for the election of directors (Proposal 1). Abstentions may be specified on Proposal 2 regarding the Performance Share Plan and on Proposal 3 regarding ratification of the selection of our independent auditors. Abstentions will be considered present for purposes of determining whether a quorum exists, but will not be counted as votes cast “For” Proposal 2 or Proposal 3.

A broker non-vote occurs when a member firm of the New York Stock Exchange holding shares in “street name” for its customer votes the customer’s shares on one or more, but not all, matters on the proxy card because the broker did not receive instructions from its customer as to how to vote on the unvoted matter(s) and does not have authority to vote on the matter(s) without instructions from the customer; the missing vote on each such matter is the “broker non-vote.” Under the Delaware General Corporation Law and our by-laws, all broker non-votes received at our meeting would:

(1)	be considered present for purposes of determining a quorum;

(2)	have no effect on the outcome of the election of directors, which requires the affirmative vote of a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors;

(3)	have no effect on the outcome of the vote on any matter the approval of which requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on such matter (Proposal 2 and Proposal 3 at this year’s meeting); and

(4)	have the effect of a vote against any matter the approval of which requires the affirmative vote of a majority of the outstanding shares entitled to vote on that matter (no such matter has been proposed for this year’s meeting).

Brokers have the authority to vote their customers’ shares with respect to the election of directors (Proposal 1) and the ratification of the selection of our independent auditors (Proposal 3) even if you do not instruct your broker as to how to vote on these matters. Brokers do not have authority to vote their customers’ shares with respect to the proposal to approve the material terms of the Performance Share Plan (Proposal 2) unless instructed on how to vote.

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you request one by writing to: Radian Group Inc., Investor Relations, 1601 Market Street, Philadelphia, Pennsylvania 19103-2337. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address.

Where to Find Voting Results

We will announce the voting results at the conclusion of the annual meeting, and will publish the voting results in our Quarterly Report on Form 10-Q for the second quarter of 2005, which we intend to file with the SEC in early August 2005.

PROPOSALS REQUIRING YOUR VOTE

The proposals described below will be voted on at the meeting.

Proposal 1:    Election of Directors

Our board of directors currently consists of eleven directors, each serving a one year term. Our board of directors appointed Mr. Ibrahim as a director to fill the vacancy to be left by the retirement of Frank P. Filipps as Radian’s Chairman and Chief Executive Officer effective May 5, 2005. In addition to joining our board of directors, Mr. Ibrahim also was appointed by the board as Radian’s new Chief Executive Officer effective May 5, 2005. Mr. Wender was appointed as the non-executive Chairman of the Board to replace Mr. Filipps in his role as Chairman.

Proposal 1 is to elect the following eleven nominees for a term beginning at the meeting and expiring at the 2006 annual meeting of stockholders or until the election and qualification of their respective successors or their earlier removal or resignation: David C. Carney, Howard B. Culang, Stephen T. Hopkins, Sanford A. Ibrahim, James W. Jennings, Roy J. Kasmar, Ronald W. Moore, Jan Nicholson, Robert W. Richards, Anthony W. Schweiger and Herbert Wender.

For information regarding the director nominees, see the section of this proxy statement entitled “Corporate Governance Matters—Members of the Board of Directors.”

The nominees have been nominated by our board of directors for re-election at the meeting, and have consented to be named in this proxy statement and to serve if elected.

Recommendation of the Board of Directors

Our board of directors unanimously recommends a vote “FOR” the election of the director nominees.

Proposal 2:    The Performance Share Plan

Radian’s board of directors adopted the Radian Group Inc. Performance Share Plan on February 8, 2005 upon the recommendation of the Compensation and Human Resources Committee of the board. The Performance Share Plan was amended and restated by the board, at the recommendation of the compensation committee, on March 30, 2005. A copy of the Performance Share Plan is attached to this proxy statement as Appendix A. The Performance Share Plan is intended to motivate Radian’s key employees and to focus their attention on critical financial indicators that measure Radian’s success. Performance shares issued pursuant to the Performance Share Plan will come from Radian’s existing Equity Compensation Plan. The material terms of the Performance Share Plan are being submitted for stockholder approval to qualify the compensation that may be granted under the plan for deductibility under Section 162(m) of the Internal Revenue Code. If those material terms are not approved, the performance shares granted under the Performance Share Plan will become null and void and no additional performance shares may be granted.

Key employees of Radian and its subsidiaries who, through their position or performance, can have a significant, positive impact on Radian’s financial results, are eligible to participate in the Performance Share Plan. The participants are expected to consist of Mark A. Casale, Robert E. Croner, Sanford A. Ibrahim, Martin Kamarck, Roy J. Kasmar, C. Robert Quint and Howard S. Yaruss or their successors. In the future, the committee may expand the group of participants to include other key employees, or may contract the group of participants.

The Compensation and Human Resources Committee may grant performance shares to eligible participants with respect to performance periods of varying and overlapping durations. The first performance period under the plan is the three-year period that began January 1, 2005 and ends December 31, 2007. The committee expects that future performance periods will cover additional three year periods beginning January 1, 2006, January 1, 2007 and so on.

At the establishment of each performance period, a target number of performance shares is established for each participant in the plan. The performance shares are denominated in shares of Radian common stock and will be settled in shares. The maximum payout under any performance share award for purposes of Section 162(m) is 250,000 shares of Radian common stock.

Each performance share award becomes payable at the target amount multiplied by a factor depending on Radian’s growth of earnings per share, growth of adjusted book value or return on equity over the performance period. For the first performance period, one third of each award is based on each of the three metrics, each metric is measured both on an absolute basis and relative to a group of Radian’s peers and the performance shares are payable at between 0% and 200% of the target amount.

The table below shows the target number and dollar value of performance share awards for the period from January 1, 2005 through December 31, 2007 to each of the participants in the plan who are listed in the Summary Compensation Table of this proxy statement, along with additional information. In addition, Mr. Ibrahim is expected to receive an award of performance shares for a period commencing on or about the effective date of his employment and ending December 31, 2007:

Name and Position	Target Number of Performance Shares	Monetary Value as of February 8, 2005
Martin Kamarck President of Enhance Financial Services Group Inc.	8,800	$425,832
Roy J. Kasmar President and Chief Operating Officer	8,800	$425,832
C. Robert Quint Executive V.P., Chief Financial Officer	5,400	$261,306
Howard S. Yaruss Executive V.P., Secretary, General Counsel and Corporate Responsibility Officer	4,000	$193,560
All current executive officers as a group	30,900	$1,495,251
All current non-executive directors as a group	0	$0
All current non-executive officers as a group	0	$0

Termination of Employment and Change in Control

If a change in control of Radian occurs (as defined in the Equity Compensation Plan) and at least twelve months have elapsed in any open performance period, then payments with respect to the target number of performance shares for each such performance period will be made immediately upon the change in control. Performance shares with respect to performance periods for which less than twelve months have elapsed will expire upon the change in control.

Upon retirement of a participant, payments with respect to the target number of performance shares related to performance periods for which the participant worked at least one full year will be made at the end of the performance period to the extent the performance goals for that period are met. Upon disability or death of a participant, payments with respect to the target number of performance shares related to all open performance periods will be made at the end of the performance period to the extent the performance goals for that period are met. Upon termination of employment for any reason other than retirement, disability or death, all performance shares with respect to open performance periods immediately will be forfeited and canceled.

Administration and Amendment

Radian’s Compensation and Human Resources Committee administers the Performance Share Plan and may amend or terminate the Performance Share Plan at any time.

*    *     *

The foregoing is a description of the material features of the Performance Share Plan. You should read the Performance Share Plan, which is attached as Appendix A to this proxy statement, for additional information.

Required Vote

Assuming a quorum is present at the meeting, the material terms of the Performance Share Plan will be approved if a majority of the shares present in person or by proxy and casting a vote on this proposal vote “FOR” the proposal. For purposes of the foregoing, abstentions and broker non-votes shall not be deemed to be votes cast.

Recommendation of the Board of Directors

Our board of directors believes that the proposal to approve the material terms of the Performance Share Plan is in the best interests of Radian and its stockholders and unanimously recommends a vote “FOR” the proposal.

Proposal 3:    Ratification of the Selection of Deloitte & Touche LLP as Radian’s Independent Auditors

The Audit Committee of our board of directors is responsible for selecting an independent registered public accounting firm to perform the annual audit of our financial statements. The Audit Committee’s selection of Deloitte & Touche LLP as Radian’s independent auditors for 2005 is being submitted to you for ratification. Deloitte & Touche LLP also served as our independent auditors for 2004. A representative of Deloitte & Touche LLP is expected to attend the meeting, will have an opportunity to make a statement, if he or she desires, and will be available to respond to questions.

If the stockholders fail to ratify the appointment of Deloitte & Touche LLP, the Audit Committee will reconsider whether or not to retain the firm. You should note that, even if the selection of Deloitte & Touche LLP is approved at the meeting, the Audit Committee, in its discretion, may select new independent auditors at any time during the year if it determines that such a change would be in the best interests of Radian and its stockholders.

Recommendation of the Board of Directors

Our board of directors unanimously recommends a vote “FOR” the ratification of the selection of Deloitte & Touche LLP as Radian’s independent auditors.

Other Matters to be Acted on at the Meeting

We do not know of any other matters to be presented or acted on at the meeting. If any other matters are properly presented to the meeting for action, the shares represented by proxies will be voted in accordance with the best judgment of the person or persons voting those shares.

CORPORATE GOVERNANCE MATTERS

Members of the Board of Directors

The information provided below about our directors, each of whom is a nominee for a new one-year term as a director, was provided by each director nominee as of February 21, 2005, except for Mr. Ibrahim, who provided his information as of April 19, 2005. Our board has determined that all of its members, except for Messrs. Ibrahim and Kasmar, are independent under current New York Stock Exchange listing standards.

David C. Carney

Mr. Carney served as Chairman of the board of directors of ImageMax, Inc. from 1999 through December 2003 and has served as a director of ImageMax, Inc. since 1997. He has also served as President of Carney Consulting since March 1995. He served as Executive Vice President of Jefferson Health Systems from October 1996 until May 1999. Before that, he served as Chief Financial Officer of CoreStates Financial Corp, a banking and financial services holding company. Mr. Carney is a Certified Public Accountant and served as Philadelphia Area Managing Partner for Ernst & Young LLP from 1980 through 1991. He currently serves as a director of AAA Mid-Atlantic and Keystone Insurance companies. He has been a director of Radian since November 1992. Age: 67.

Howard B. Culang

Mr. Culang has been President of Laurel Corporation, a financial services firm, since January 1996. He has been Managing Member of JH Capital Management, a management company for a private equity fund, since July 1998, and Managing Member of Cognitive Capital Management, a management company for a private fund of funds, since January 2001. He has served in the past as Vice Chairman of Residential Services Corporation of America, the holding company for Prudential Home Mortgage, Lender’s Service, Inc. and Prudential Real Estate Affiliates, and as a Managing Director and member of the Executive Committee of the Prudential Home Mortgage Company. He also served as a director of Smart Storage Inc. from March 1997 to March 2001, when the company was acquired by OTG Software. He has been a director of Radian since June 1999. Age: 58.

Stephen T. Hopkins

Mr. Hopkins is President of Hopkins and Company LLC, a management consulting business he formed in February 1999. From January 1976 to January 1999, he held a number of managerial positions with Federal Home Loan Mortgage Corporation, serving as Senior Vice President and National Sales Director from April 1994 through August 1998. He has been a director of Radian since June 1999. Age: 54.

Sanford A. Ibrahim

Mr. Ibrahim will become Radian’s Chief Executive officer effective May 5, 2005. From 1999 until April 2005, Mr. Ibrahim was President and Chief Executive Officer of GreenPoint Mortgage Funding, Inc., a residential mortgage lender. GreenPoint Mortgage Funding, Inc. is a wholly owned subsidiary of North Fork Bancorporation, Inc. (NYSE: NFB), and was a wholly owned subsidiary of GreenPoint Financial Corp. (NYSE: GPT) before its merger with North Fork in 2004. In 1999, Mr. Ibrahim served as Chief Operating Officer of the combined mortgage businesses of GreenPoint Financial Corp. and, from 1997 through 1998, served as an Executive Vice President of GreenPoint Financial Corp. He is a member of the Residential Board of Governors of the Mortgage Bankers Association of America and a member of the Board of Directors of the California Mortgage Bankers Association. Age: 53.

James W. Jennings

Mr. Jennings was a partner in the Philadelphia office of the law firm of Morgan, Lewis & Bockius LLP from 1970 until his retirement in November 2002. He has been a director of Radian since January 1993. Age: 68.

Roy J. Kasmar

Mr. Kasmar has been President and Chief Operating Officer of Radian and Radian Guaranty Inc. since June 1999. He joined Amerin Guaranty Corporation, an Illinois domiciled insurer and wholly-owned subsidiary of Radian (“Amerin”), as Executive Vice President and Chief Operating Officer in May 1996 and became President and Chief Operating Officer of Amerin in November 1997. He has been a director of Amerin since December 1996, and he was a director of Amerin Corporation from September 1998 until its acquisition by Radian in June 1999, at which time he became a director of Radian. In the years before that, he was a member of the Operating Committee and managing director of the Capital Markets group with Prudential Home Mortgage, the Chief Operating Officer and Vice President in charge of secondary marketing of First Boston Capital Group, and Vice President in charge of secondary marketing of Chase Home Mortgage. Age: 49.

Ronald W. Moore

Mr. Moore has been an Adjunct Professor of Business Administration at Harvard University, Graduate School of Business Administration, since 1990. Mr. Moore has been a director of Radian since November 1992. Age: 59.

Jan Nicholson

Ms. Nicholson has been President of The Grable Foundation, a private, charitable foundation that is dedicated to helping children and youth through improving their educational opportunities, since 1990. From 1998 to 2000, she was Managing Director of MBIA Insurance Corporation, where she oversaw the Portfolio Management and Strategic Risk Assessment functions. From 1994 to 1998, she was Managing Director in charge of Research and Development for Capital Markets Assurance Corporation. Ms. Nicholson has been a director of Ball Corporation since 1994, and served as a director of Rubbermaid, Inc. from 1992 to 1999. Ms. Nicholson was appointed to Radian’s board of directors in September 2003, after a search conducted by Radian’s Governance Committee with the assistance of a professional search firm. Age: 60.

Robert W. Richards

Mr. Richards was Chairman of the board of directors of Source One Mortgage Services Corporation, a mortgage banking company, from 1989 until his retirement in 1996. He held a number of managerial positions with Source One from 1971 through 1996, serving as President from 1987 to 1989. He has been a director of Radian since November 1992. Age: 62.

Anthony W. Schweiger

Mr. Schweiger is President and Chief Executive Officer of The Tomorrow Group, LLC, a governance and management consulting firm. He is also a Principal of e-brilliance, LLC, a software and IT education consulting firm. He has been a director of Paragon Technologies, Inc., a manufacturer of material handling machinery, since May 2001 and currently serves as Chairman of Paragon’s Audit Committee. He became a Director of United Financial Mortgage Corporation, a residential mortgage company, in September 2004 and serves as that company’s Audit and Governance Committee Chairman. In his capacity as a consultant, Mr. Schweiger advises various service and technology businesses on governance, operational and strategic issues. Prior to forming The Tomorrow Group, LLC, he served at different times as the President and Chief Executive Officer, and the Executive Vice President/Chief Operating Officer, of Meridian Mortgage Corporation. He has also been an investor and director of Input Technologies, LLC, a supplier of human-to-machine interface products and services, since February 1998, and a director of Radian since November 1992. Age: 63.

Herbert Wender

Mr. Wender was named non-executive Chairman of Radian’s board of directors effective May 1, 2005. From May 1999 until the effective date of his appointment as non-executive Chairman, Mr. Wender served as Lead Director of Radian’s board of directors. Mr. Wender has served as Chairman of the Executive Committee of Radian’s board of directors since May 1999. He served as Chairman of the board of directors of Radian from August 1992 to May 1999. He was Chairman of the Board and Chief Executive Officer of Radian Guaranty Inc. from June 1983 until July 1992. Between 1998 and 2001, Mr. Wender served variously as a director and Vice Chairman of LandAmerica Financial Group, Inc., a title insurance company. Before that, he was Chairman of the Board and Chief Executive Officer of LandAmerica Financial Group’s corporate predecessor, Commonwealth Land Title Insurance Company. He has been a director of Radian since July 1992. Age: 67.

Meetings of the Board of Directors and its Committees

Our board of directors holds regular quarterly meetings, and holds special meetings as and when necessary. The board of directors met five times during 2004. An executive session of the board was held in connection with each meeting. Each director participated in at least 75% of the meetings of the board of directors and the committees on which he or she served during 2004. In addition, the independent members of our board of directors hold meetings as and when necessary with Herbert Wender, non-executive Chairman of the Board, presiding over these meetings. In 2004, four meetings of our independent directors were held. All directors are expected to attend Radian’s annual stockholders’ meetings, and all of our directors attended last year’s annual stockholders’ meeting. The board of directors has the following standing committees:

Executive Committee.    During 2004 and until the April 30, 2005 effective date of Mr. Filipps’ retirement, the Executive Committee was comprised of Messrs. Wender (Chairman), Carney, Schweiger and Filipps. Effective May 5, 2005, Mr. Ibrahim will replace Mr. Filipps on this committee. The Executive Committee is responsible for pursuing material matters on behalf of the board when directed by the board, and for reviewing and approving non-material matters between regular meetings of the full board. The Executive Committee met twice during 2004.

Compensation and Human Resources Committee.    The Compensation and Human Resources Committee, which in 2004 was comprised of Messrs. Hopkins (Chairman), Richards, Culang and Moore, currently is comprised of Messrs. Hopkins (Chairman), Culang, Moore and Schweiger, each of whom is independent under the NYSE’s listing standards. This committee oversees corporate compensation and benefit policies and programs for Radian and its subsidiaries, including matters regarding compensation of senior managers, and reviews the quality and depth of managers throughout Radian as well as Radian’s management development practices and programs. The Compensation and Human Resources Committee met five times during 2004. Please also refer to the section of this proxy statement entitled “Compensation of Directors and Executive Officers—Executive Compensation—Compensation and Human Resources Committee Report on Executive Compensation.”

Audit Committee.    The Audit Committee, which in 2004 was comprised of Mr. Carney (Chairman), Mr. Jennings, Mr. Schweiger, Mr. Culang and Ms. Nicholson, currently is comprised of Mr. Carney (Chairman), Mr. Jennings, Mr. Richards and Ms. Nicholson, each of whom is independent under the NYSE’s listing standards, and each of whom meets the additional SEC independence criteria applicable to audit committee members. This committee is responsible for selecting and overseeing the work of Radian’s independent auditors, reviewing Radian’s annual audited and interim financial results, reviewing Radian’s accounting and reporting principles and policies and overseeing Radian’s overall enterprise risk management. The Audit Committee operates under a written charter adopted by our board. Our board has determined that Mr. Carney qualifies as an audit committee financial expert under the SEC’s rules and that he is independent under all applicable NYSE and SEC rules. The Audit Committee met nine times during 2004. Please also refer to the section of this proxy statement entitled “Audit Committee Report.”

Governance Committee.    The Governance Committee is comprised of Messrs. Schweiger (Chairman), Carney, Hopkins and Jennings, each of whom is independent under the NYSE’s listing standards. This committee oversees the process of board governance, which involves identifying and recommending candidates to become members of Radian’s board of directors for nomination by the board and election by Radian’s stockholders, recommending committee membership and chairperson appointments, conducting periodic board and individual director assessments, and examining Radian’s governance process in light of external and internal issues. The Governance Committee met four times during 2004.

Investment Committee.    The Investment Committee, which is 2004 was comprised of Mr. Moore (Chairman), Mr. Culang, Mr. Jennings, Mr. Richards and Ms. Nicholson, currently is comprised of Messrs. Moore (Chairman), Richards, Jennings and Schweiger, each of whom is independent under the NYSE’s listing standards. This committee establishes investment policy guidelines for Radian and its subsidiaries, and regularly reviews the performance of the investment portfolio and of the investment professionals to ensure adherence to those guidelines. The Investment Committee met four times during 2004.

Credit Committee.    The Credit Committee was formed in March of 2005 and is comprised of Mr. Culang (Chairman), Mr. Carney, Mr. Hopkins and Ms. Nicholson, each of whom is independent under the NYSE’s listing standards. This committee is responsible for overseeing Radian’s credit and risk management policies and procedures.

Information on Radian’s Website

The corporate governance section of Radian’s website includes the following, each of which is available in print and free of charge upon request:

Board Committee Charters.    Each of the committees of Radian’s board of directors operates under a written charter adopted by the full board. Each committee regularly considers the need for amendments or enhancements to its charter.

Guidelines of Corporate Governance.    Upon the Governance Committee’s recommendation, Radian’s board of directors adopted a set of Guidelines of Corporate Governance. Among other things, these guidelines delineate the qualifications and relative responsibilities of the board, its committees, the Chief Executive Officer and the Chairman.

Code of Conduct and Ethics.    Radian’s comprehensive Code of Conduct and Ethics is binding on all Radian employees and includes a “code of ethics” applicable to Radian’s senior executive officers. We intend to post on our website any amendments to, or waivers of, any provision of the Code of Conduct and Ethics that applies to our Chief Executive Officer, Chief Financial Officer or Controller and that relates to any element of the SEC’s definition of a “code of ethics.”

Stockholder Communication.    We encourage stockholders to freely communicate with management and the board. In that regard, we have established an email address that enables stockholders to convey their concerns, questions and comments to the members of our board. The address is: directors@radian.biz. In addition, interested persons may write to the Chairman, Radian Group Inc., 1601 Market Street, Philadelphia, Pennsylvania 19103-2337 or to Howard S. Yaruss, Secretary, General Counsel and Corporate Responsibility Officer, at the same address. This contact information also is available on our website.

Any updated or amended versions of the items listed above are posted to Radian’s website promptly after adoption.

Consideration of Director Nominees

Director Qualifications.    Radian’s Governance Committee recommends candidates for nomination to the board of directors based on a number of factors, including diversity of experience, ability and willingness to devote ample time to service on the board, and financial expertise.

Identifying and Evaluating Director Nominees.    The Governance Committee evaluates candidates by reference to the qualifications stated above. When seeking and researching candidates for director, Radian’s Governance Committee generally uses the services of national search firms, which provide the committee with a professional biography of a candidate and perform background checks as requested by the Governance Committee. The Governance Committee also considers stockholder recommendations of candidates for membership on Radian’s board of directors that are submitted in accordance with the procedures described below. In either case, the Governance Committee will conduct one, and sometimes several, interviews of a candidate if after an initial evaluation it believes the candidate to be suitable. The committee also may discuss a candidate at multiple meetings and may have the candidate interview with management.

Stockholder Nominations and Recommendations.    Our by-laws describe the procedures for stockholders to follow in nominating candidates to our board of directors. For the 2006 Annual Meeting of Stockholders, stockholders may nominate a candidate for election to our board of directors by sending written notice to our Secretary at our Philadelphia headquarters, which must be received at least 60 days before the 2006 annual meeting (except that if we give less than 75 days’ notice or other public disclosure of the 2006 annual meeting, then the nomination must be received by our Secretary no later than the close of business on the 15th day after the day on which we mail the notice of the 2006 annual meeting or make such public disclosure). The notice to our Secretary must contain or be accompanied by the following information:

1.	The name, age, principal occupation, and business and residence address of each person nominated;

2.	The class and number of shares of Radian capital stock owned by each person nominated;

3.	Any other information about each person nominated that would be required under relevant SEC rules to be in a proxy statement for a meeting involving the election of directors;

4.	The name and record address of the stockholder making the nomination; and

5.	The class and number of shares of Radian capital stock owned by the stockholder making the nomination.

A copy of the full text of the relevant by-law provisions may be obtained upon written request directed to Radian’s Secretary at our principal office set forth on the cover page of this proxy statement. A copy of our by-laws also has been filed with the SEC and is accessible at www.sec.gov.

In addition to a stockholder’s ability to nominate candidates for membership on Radian’s board of directors as described above, stockholders also may recommend candidates to the Governance Committee for its consideration. The Governance Committee is pleased to consider recommendations from stockholders regarding director nominee candidates that are received in writing and accompanied by sufficient information to enable the Governance Committee to asses the candidate’s qualifications, along with confirmation of the candidate’s consent to serve as a director if elected. Such recommendations should be sent to our Secretary at our Philadelphia headquarters. Any recommendation received from a stockholder after January 1 of any year is not assured of being considered for nomination in that year.

Evaluations of Board and Committee Performance

In 2004, our board of directors conducted a self-evaluation, and the Governance Committee, the Audit Committee and the Compensation and Human Resources Committee each conducted a self-evaluation.

EXECUTIVE OFFICERS OF RADIAN

The information provided below about our executive officers has been provided by each officer as of February 21, 2005. Radian’s executive officers are elected by the board of directors to serve in their respective capacities until their successors are duly elected and qualified or until their earlier resignation or removal.

John J. Calamari

Mr. Calamari, Senior Vice President and Corporate Controller, was named to that position in September 2002. He joined Radian in September 2001 as Vice President and Corporate Controller. Between 1999 and 2001, Mr. Calamari was a consultant to the financial services industry, in which role he structured new products and strategic alliances, established financial and administrative functions and engaged in private equity financings for start-up enterprises. Mr. Calamari served as Chief Accountant of Advanta Corp., a financial services company, from 1988 to 1998. Age: 50.

Mark A. Casale

Mr. Casale, Senior Vice President, Capital Markets, was named to that position in February 2004. He joined Radian in May 2001 as Senior Vice President, Strategic Investments. From August 2000 until April 2001, he served as Vice President of Society Hill Capital Management, where he managed the research of and investment in publicly traded debt and equity securities. From February 1992 until May 2000, he served as Senior Vice President, Corporate Finance Services and in various other management positions with Advanta Corp., a financial services company. Age: 40.

Robert E. Croner

Mr. Croner joined Radian in February 2004 as Senior Vice President, Human Resources. Previously, Mr. Croner was Vice President, Human Resources for Independence Blue Cross, a regional health insurance firm, from 1996 to 2004. In that role, Mr. Croner was responsible for all human resources activities and the division’s Support Administration functions. Age: 48.

Frank P. Filipps

Until his retirement effective April 30, 2005, Mr. Filipps served as the Chief Executive Officer of Radian and Chairman of its board of directors. He joined Radian and Radian Guaranty Inc. as Senior Vice President and Chief Financial Officer in November 1992, and became Executive Vice President and Chief Operating Officer of Radian and Radian Guaranty Inc. in 1994. In January 1995 he became President of Radian and Chairman of the Board, President and Chief Executive Officer of Radian Guaranty Inc. In January 1996 Mr. Filipps was named Chief Executive Officer of Radian. He was first named to Radian’s board of directors in 1995 and, in 1999, became Chairman of the board. He has been a director of Impac Mortgage Holdings, Inc. since November 1995 and has been a director of Primus Guaranty, Ltd., a provider of credit protection, since March 2002. He served as a director of Radian from May 1995 until the effective date of his retirement. Additional information about Mr. Filipps and his retirement appears in the section of this proxy statement entitled “Compensation of Directors and Executive Officers—Executive Compensation—Termination of Employment and Change in Control Arrangements.” Age: 57.

Sanford A. Ibrahim	Information about Mr. Ibrahim appears in the section of this proxy statement entitled “Corporate Governance Matters—Members of the Board of Directors.”

Martin Kamarck

Mr. Kamarck joined Radian in February 2001 through Radian’s acquisition of Enhance Financial Services Group Inc. (“Enhance”). He joined Enhance in April 1999 as President—Insurance Businesses, in which capacity he also served as President of Enhance’s wholly-owned subsidiaries, Asset Guaranty Insurance Company (now named Radian Asset Assurance Inc.) and Enhance Reinsurance Company (subsequently renamed Radian Reinsurance Inc. and later merged with and into Radian Asset Assurance Inc.). He continues to serve as President of Radian Asset Assurance Inc. From April 1997 through 1999, Mr. Kamarck was President and Chief Operating Officer of AEW Capital Management L.P., a leading real estate investment management firm now owned by CDC Ixis. Before that, Mr. Kamarck served in various positions at, including President and Chairman of, the Export-Import Bank of the United States. In the years before that, he served in various executive positions with Financial Guaranty Insurance Company. He has been a member of the board of directors of the Association of Financial Guaranty Insurers since 1999 and was Vice Chairman from 2000-2001 and began another two-year term in that position in 2004. Age: 55.

Roy J. Kasmar	Information about Mr. Kasmar appears on in the section of this proxy statement entitled “Corporate Governance Matters—Members of the Board of Directors.”

C. Robert Quint

Mr. Quint, Executive Vice President and Chief Financial Officer of Radian, was named to that position in April 1999. He was named Senior Vice President, Chief Financial Officer of Radian and Radian Guaranty Inc. in January 1996. In January 1995, he was named Vice President, Finance and Controller of Radian and Radian Guaranty Inc. Before that, he served as Vice President, Administration and Controller of Radian. He joined Radian Guaranty Inc. as Vice President, Administration and Controller in August 1990. Age: 45.

Howard S. Yaruss

Mr. Yaruss, Executive Vice President, Secretary, General Counsel and Corporate Responsibility Officer of Radian, was named Executive Vice President in February 2002 and Corporate Responsibility Officer in November 2002. He joined Radian and Radian Guaranty Inc. in July 1997 as Senior Vice President, Secretary and General Counsel. Before that, he served as Vice President, Assistant General Counsel and Assistant Secretary of Capital Reinsurance Company, a reinsurance company. Age: 46.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN STOCKHOLDERS

Security Ownership of Management

The following table shows all shares of Radian common stock that were deemed to be beneficially owned, as of February 25, 2005, by each director and nominee for director, each executive officer of Radian named in the Summary Compensation Table of this proxy statement, and the directors and all current executive officers of Radian as a group. In general, a person “beneficially owns” shares if he or she has, or shares with others, the right to vote or dispose of them, or if the person has the right to acquire them within 60 days after February 25, 2005 (such as by exercising options). Each person listed in the table has sole voting and dispositive power with respect to the shares owned by him or her.

Name (1)	Shares Beneficially Owned (2)	Percent Of Class
Frank P. Filipps	669,123	*
C. Robert Quint	272,233	*
Roy J. Kasmar	166,750	*
Herbert Wender	141,797	*
Martin Kamarck	102,488	*
Howard S. Yaruss	81,041	*
James W. Jennings	48,369	*
David C. Carney	43,369	*
Robert W. Richards	41,069	*
Ronald W. Moore	29,169	*
Anthony W. Schweiger	25,269	*
Howard B. Culang	16,960	*
Stephen T. Hopkins	16,960	*
Jan Nicholson	5,140	*
Sanford A. Ibrahim (3)	0	*
All directors and current executive officers as a group (17 persons)	1,693,248	1.82%

*	Less than one percent of class. Percentages are calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.

(1)	The address of each person listed in the table is c/o Radian Group Inc., 1601 Market Street, Philadelphia, Pennsylvania 19103-2337.

(2)	In addition to shares owned outright, totals reported include:

•	Shares allocable to employee contributions to the Radian Common Stock Fund under Radian’s Savings Incentive Plan as of December 31, 2004;

•	Shares that may be acquired within 60 days after February 25, 2005 through exercise of non-qualified stock options, as follows: Mr. Filipps—431,115 shares; Mr. Quint—223,477 shares; Mr. Kasmar—148,981 shares; Mr. Wender—111,687 shares; Mr. Kamarck—91,598 shares; Mr. Yaruss—69,750 shares; Mr. Jennings—25,153 shares; Mr. Carney—30,000 shares; Mr. Richards—30,000 shares; Mr. Moore—19,000 shares; Mr. Schweiger—9,600 shares; Mr. Culang—9,600 shares; Mr. Hopkins—9,600 shares; Ms. Nicholson—0 shares; and all directors and executive officers as a group—1,235,811 shares; and

•

Shares that may be acquired upon vesting of phantom stock awards granted under Radian’s Equity Compensation Plan as of February 25, 2005, as follows: Mr. Filipps—27,898 shares; Mr. Quint—10,000 shares; Mr. Kasmar—8,000 shares; Mr. Wender—6,140 shares; Mr. Kamarck—10,000 shares; Mr. Jennings—8,169 shares; Mr. Carney—8,169 shares; Mr. Richards—8,169 shares; Mr. Moore—8,169 shares; Mr. Schweiger—8,169 shares; Mr. Culang—7,360 shares; Mr. Hopkins—7,360 shares;

Ms. Nicholson—4,140 shares; and all directors and executive officers as a group—125,743 shares. The phantom stock awards granted in 2005 to Messrs. Filipps, Kamarck, Quint and Kasmar vest as described in “—Termination of Employment and Change in Control Arrangements.” All phantom stock awards granted to directors vest upon departure from our board of directors.

(3)	On or shortly after May 5, 2005, Mr. Ibrahim will acquire 40,000 restricted shares that vest in three approximately equal installments on the first three anniversaries of the grant date. In addition, Mr. Ibrahim may elect to receive all or a portion of his signing bonus in shares of Radian common stock. Additional details regarding Mr. Ibrahim’s signing bonus, as well as performance shares and stock options to be issued to Mr. Ibrahim, are described in our other SEC filings.

Security Ownership of Certain Stockholders

The following table shows information concerning beneficial ownership of Radian’s common stock by the only persons shown by Radian’s or the SEC’s records as beneficially owning more than 5% of Radian’s common stock:

Name and Business Address	Shares Beneficially Owned	Percent of Class
NWQ Investment Management Company, LLC (1) 2049 Century Park East, 4th Floor Los Angeles, CA 90067	12,819,955	14%
T. Rowe Price Associates, Inc. (2) 100 E. Pratt Street Baltimore, MD 21202	5,155,015	5.5%

(1)	Based on a Schedule 13G/A filed with the SEC on February 14, 2005.

(2)	Based on a Schedule 13G filed with the SEC on February 14, 2005. These securities are owned by various individual and institutional investors including T. Rowe Price International and T. Rowe Price Mutual Funds, which T. Rowe Price Associates, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Radian’s executive officers and directors and persons who own more than ten percent of a registered class of Radian’s equity securities to file reports of ownership and changes in ownership with the SEC and to furnish copies of these reports to Radian. Based on Radian’s review of the copies of the reports it has received, and written representations received from Radian’s executive officers and directors with respect to the filing of reports on Form 3, 4 and 5, Radian believes that all filings required to be made since the beginning of 2004 were made on a timely basis except for the following: Martin Kamarck was late in reporting the disposition of 394 shares of common stock acquired as matching contributions under Radian’s 401(k) plan; and each of Radian’s executive officers and directors was late in reporting the receipt of a small number of shares of common stock (ranging from three to 32 shares) in the form of dividend equivalent rights on phantom stock units that accrued on each dividend payment date while the phantom stock units were held.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Director Compensation

All of our non-employee directors receive an annual fee for their services of $32,500 and an annual grant of phantom stock, awarded under our Equity Compensation Plan, equal to $97,500 based on the closing price of our common stock on the date the annual grant is made. The phantom stock awards vest and are payable in shares of common stock upon departure from the board. Each non-employee director also receives a $2,000 fee for each board meeting attended, a $2,000 fee for each committee meeting attended and a $2,000 fee for each meeting of our independent directors. In addition to the foregoing, our Lead Director (and, going forward, our non-executive Chairman) receives an annual fee of $30,000, the chairperson of the Audit Committee receives an annual fee of $10,000, the chairperson of the Compensation and Human Resources Committee receives an annual fee of $7,500, and the chairpersons of the Executive, Governance, Investment and Credit Committees each receive an annual fee of $5,000. Herbert Wender also received 2,000 shares of phantom stock in 2005 as compensation for his efforts related to Radian’s CEO transition. Directors who are our employees do not receive additional compensation for their service as directors. Radian requires each director to maintain a minimum direct investment in Radian common stock equal to $350,000, on or before the later of January 1, 2007 or four years from the date that a director’s service on the board begins.

Executive Compensation

This proxy statement describes our compensatory and other arrangements with our Chief Executive Officer and four other most highly compensated executive officers during 2004. For a description of our compensatory and other arrangements with Mr. Ibrahim, please refer to our other SEC filings.

Summary Compensation Table

The following table shows information for the years ended December 31, 2004, 2003 and 2002 as to the compensation of our Chief Executive Officer during 2004 and our four most highly compensated executive officers other than the Chief Executive Officer during 2004:

Name And Principal Position	Year	Annual Compensation			Long-Term Compensation		All Other Compensation ($)(7)
		Salary ($)(2)	Bonus ($)(3)(4)	Other Annual Compensation ($)(5)	Securities Underlying Options (#)	Phantom Stock Awards ($)(6)
Frank P. Filipps(1) Former Chairman of the Board and Chief Executive Officer	2004 2003 2002	725,000 725,000 725,000	1,350,000 335,000 971,500	144,589 76,634 95,357	0 70,000 125,000	1,350,000 165,000 478,500	120,233 61,231 50,335

Roy J. Kasmar President and Chief Operating Officer	2004 2003 2002	455,000 455,000 455,000	615,000 304,850 457,275	179,665 87,393 109,193	20,800 30,000 55,000	0 150,150 225,225	38,688 41,554 86,701

Martin Kamarck President of Enhance Financial Services Group Inc.	2004 2003 2002	435,000 435,000 432,923	500,000 284,164 365,150	6,886 3,085 0	20,800 28,000 45,000	0 139,961 179,850	84,975 153,774 36,985

C. Robert Quint Executive V.P., Chief Financial Officer	2004 2003 2002	335,000 335,000 320,000	455,000 202,005 268,000	98,896 58,376 68,979	12,700 20,000 30,000	0 99,495 132,000	34,390 20,858 12,007

Howard S. Yaruss Executive V.P., Secretary, General Counsel and Corporate Responsibility Officer	2004 2003 2002	278,000 278,000 266,500	355,000 174,619 223,110	63,453 24,687 33,581	9,500 18,000 25,000	0 86,006 109,890	35,332 10,233 11,493

(1)	As described in “—Termination and Change in Control Arrangements,” Mr. Filipps retired from his positions as Radian’s Chairman and Chief Executive Officer effective April 30, 2005. He is listed in the Summary Compensation Table because he was Radian’s Chairman and Chief Executive Officer for all of 2004.

(2)	Includes employee contributions to our Savings Incentive Plan.
(3)	Bonus amounts reported for 2003 and 2002 have been reduced by the phantom stock awards reported in the “Phantom Stock Awards” column of the table.
(4)	All or a portion of the cash bonuses reported may have been deferred pursuant to the terms of our Deferred Compensation Plan, as described in the section of this proxy statement entitled “—Deferred Compensation Plan.”
(5)	Represents above market interest (defined as a rate of interest exceeding 120% of the applicable federal long-term rate) on deferred compensation under Radian’s Deferred Compensation Plan.
(6)	Phantom stock awards reported for 2003 and 2002 represent the dollar value of phantom stock awards granted in lieu of a portion of the annual cash bonus amount earned for those years. The values reported for these phantom stock units were based on the fair market value of our common stock on the date of the grant of the phantom stock awards. The table below shows the value and number of each officer’s aggregate phantom stock holdings as of December 31, 2004 (all of which became fully vested on February 10, 2005):

	Number of Phantom Stock Units at December 31, 2004*	Value at December 31, 2004**
Mr. Filipps	3,597	$191,504
Mr. Kasmar	3,273	$174,255
Mr. Kamarck	3,051	$162,435
Mr. Quint	2,169	$115,478
Mr. Yaruss	1,874	$99,772

*	Includes accrued dividend equivalents.
**	Based on the fair market value of our common stock on December 31, 2004 ($53.24 per share).

Phantom stock awards to executive officers in lieu of cash bonus vest one year from the grant date, and are payable in shares of Radian common stock delivered automatically within 15 days of the vesting date. Stock dividend equivalents are accrued on the phantom stock with fractional shares payable in cash, as reported in the “All Other Compensation” column of the Summary Compensation Table. The 2004 phantom stock award of 27,898 units to Mr. Filipps was made in February 2005 pursuant to his retirement agreement described in “—Termination of Employment and Change in Control Arrangements.” Additional phantom stock units were granted in 2005 to Messrs. Kasmar, Kamarck and Quint pursuant to agreements described in that section, which are subject to significant restrictions on vesting as described in that section.
(7)	For 2004, the amounts reported in the “All Other Compensation” column include the following amounts, among others:
•	Matching contributions by Radian under the Savings Incentive Plan in the amount of $12,300 to each of the executive officers named in the table;
•	The dollar value of premiums paid by Radian for term life insurance for the benefit of the executive officers named in the table in the following amounts: Mr. Filipps—$1,188; Mr. Kasmar—$1,188; Mr. Kamarck—$940; Mr. Quint—$1,188; and Mr. Yaruss—$22;
•	The dollar value of premiums and any gross-up paid by Radian for long-term disability insurance for the benefit of the following executive officers named in the table in the following amounts: Mr. Filipps—$15,120; Mr. Kasmar—$10,431; Mr. Kamarck—$43,956; Mr. Quint—$8,891; and Mr. Yaruss—$10,702;
•	The dollar value of stock dividend equivalents accrued in 2004 on phantom stock previously granted, with fractional shares payable in cash, as follows: Mr. Filipps—$287; Mr. Kasmar—$262; Mr. Kamarck—$244; Mr. Quint—$173; and Mr. Yaruss—$150
•	The dollar value of premiums paid by Radian for an individual life insurance policy for the benefit of Mr. Filipps was $17,456; and
•

The dollar value of imputed income from premiums paid by Radian under life insurance policies on the lives of the executive officers named in the table and any related gross-up pursuant to Radian’s Secured Benefit Plan in the following amounts: Mr. Filipps—$52,691; Mr. Kasmar—$10,560; Mr. Kamarck—

$13,475; Mr. Quint—$922; and Mr. Yaruss—$3,779. Radian adopted the Secured Benefit Plan in December 2001, to secure its obligations under its Supplemental Executive Retirement Plan referred to in the discussion of Radian’s pension plans in the section of this proxy statement entitled “—Radian Pension Plan and Supplemental Executive Retirement Plan.” The executive officers do not have an interest in the policies’ cash surrender value.

Option Grants in Last Fiscal Year

The following table shows information about grants of stock options made in respect of 2004 to our executive officers named in the Summary Compensation Table:

Name	Individual Grants
	Securities Underlying Options Granted (#) (1)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/share)	Expiration Date	Estimated Grant Date Present Value($)(2)
Frank P. Filipps	0	0	—	—	—
Roy J. Kasmar	20,800	2.45	48.39	2/8/2012	371,696
Martin Kamarck	20,800	2.45	48.39	2/8/2012	371,696
C. Robert Quint	12,700	1.49	48.39	2/8/2012	226,949
Howard S. Yaruss	9,500	1.12	48.39	2/8/2012	169,765

(1)	All options shown in the table were granted in February 2005 but relate to 2004. The options vest in four equal installments on each of February 8, 2006, 2007, 2008 and 2009.
(2)	Estimated values reported above have been calculated using the Black-Scholes option pricing model, which calculated a value of $17.87 per share based on the following assumptions: An expected volatility rate of 33.41%; a risk-free interest rate of 3.72% (based on the yield of a U.S. Treasury strip available on February 8, 2005 and expiring at the approximate end of the options’ term); a dividend yield of 0.18% (based on 36 months of stock price data through January 2005); and estimated time until exercise of 5.5 years. The value actually realized upon exercise, if any, will depend upon the excess of the value of our common stock over the exercise price, and may vary substantially from the estimates above.

Aggregated Option Exercises in Last Fiscal Year

And Fiscal Year-End Option Values

The following table shows information about exercises of stock options during 2004 and the value of unexercised stock options at December 31, 2004 for our executive officers named in the Summary Compensation Table:

	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at December 31, 2004 (2)		Value of Unexercised In-The-Money Options at December 31, 2004 (3) ($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Frank P. Filipps (1)	27,139	325,668	361,033	212,082	8,962,734	3,172,599
Roy J. Kasmar	80,692	2,180,609	92,731	139,244	1,961,476	2,690,229
Martin Kamarck	0	0	73,348	69,250	951,783	923,783
C. Robert Quint	40,000	1,831,503	192,477	78,493	5,993,820	1,463,852
Howard S. Yaruss	48,000	1,386,750	48,375	59,125	1,145,054	1,020,842

(1)	As described in “—Termination and Change in Control Arrangements,” all of Mr. Filipps’ outstanding unvested options vest upon his retirement effective April 30, 2005.
(2)	For all options granted before 2004, there is a reload feature attached to outstanding option grants whereby options exercised may be paid for with previously owned shares of common stock, and a re-grant of the number of options equal to those shares exchanged will occur at the then current fair market value for the remaining term of the original option grant.
(3)	Based on the $53.24 per share closing price of our common stock on the New York Stock Exchange on December 31, 2004.

Equity Compensation Plan Information

The following table shows information as of December 31, 2004 about our equity compensation plans and arrangements in the aggregate:

Plan Category (1)	(a) Number of securities to be issued upon exercise of all outstanding grants of options, warrants and rights		(b) Weighted-average exercise of all outstanding grants of options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by stockholders (2)	3,731,783	(3)	$32.27	4,485,672	(4)
Equity compensation plans not approved by stockholders	—		—	—
Total	3,731,783		$32.27	4,485,672

(1)	The table does not include information for equity compensation plans assumed by Radian in mergers, under which Radian does not grant additional awards, but under which awards were outstanding as of December 31, 2004. A total of 759,649 shares of our common stock were issuable upon exercise of options previously granted under these plans and outstanding as of December 31, 2004, with a weighted average exercise price of $43.51.
(2)	These plans consist of Radian’s 1992 Stock Option Plan, which is expired but under which options remain outstanding as of December 31, 2004, Radian’s Equity Compensation Plan and Radian’s 1997 Employee Stock Purchase Plan.
(3)	Excludes 71,950 phantom stock awards outstanding under the Equity Compensation Plan as of December 31, 2004.
(4)	Includes 319,877 shares available for issuance as of December 31, 2004 under Radian’s 1997 Employee Stock Purchase Plan and 4,165,795 shares available for issuance under Radian’s Equity Compensation Plan. Excludes 268,807 shares available for issuance under Radian’s 401(k) Plan.

Termination of Employment and Change in Control Arrangements

Effective April 30, 2005, Mr. Filipps retired from his positions as Chairman and Chief Executive Officer of Radian. In connection with his retirement, Radian and Mr. Filipps entered into an agreement on November 22, 2004. Pursuant to the agreement, Mr. Filipps agreed to continue his employment with Radian at a rate of $60,417 per month until the effective date of his retirement. Also pursuant to the agreement, Mr. Filipps received on February 8, 2005 a cash bonus for 2004 of $1,350,000 and a grant of $1,350,000 worth of phantom stock units that vest one year after the grant date. Mr. Filipps will be entitled to a cash bonus for 2005 of $476,712, payable when 2005 bonuses are otherwise paid to Radian executives generally. In addition, for a transition period of up to eighteen months following the effective date of his retirement (the “Transition Period”), Mr. Filipps has agreed to provide transition services to Radian and not to compete with Radian in return for monthly payments from Radian of $181,250. Mr. Filipps, his spouse and his dependents also are entitled to continuing participation in Radian’s medical benefit plans during the Transition Period. Mr. Filipps’ change in control agreement will terminate on the retirement date. On the retirement date, Mr. Filipps will become fully vested in all of his outstanding equity awards (subject to the terms of the applicable agreement or plans under which those equity awards were granted) and in all benefits payable under Radian’s Supplemental Executive Retirement Plan (described below), and the Transition Period will be taken into account in determining the benefits payable to Mr. Filipps under the Supplemental Executive Retirement Plan. Mr. Filipps can elect to begin receiving benefits under Radian’s Pension Plan and Supplemental Executive Retirement Plan at any time following his retirement. After making this election, and assuming that he elects to receive a straight life annuity for his life only, the benefit payment will remain constant for the remainder of his life. If he were to elect to commence receiving benefits on November 1, 2006, he would receive approximately $2,100 per month under Radian’s Pension Plan and $12,000 per month under the Supplemental Executive Retirement Plan. If he were to elect to commence receiving benefits at age 65, he would receive approximately $3,300 per month under Radian’s Pension Plan and $18,600 per month under the Supplemental Executive Retirement Plan.

Radian entered into retention agreements with each of Martin Kamarck, Roy J. Kasmar, C. Robert Quint and Howard S. Yaruss on February 14, 2005. The retention agreements provide for the issuance of 10,000 shares of Radian common stock to each of Messrs. Kamarck and Quint and 8,000 shares to Mr. Kasmar if they remain a Radian employee through January 1, 2007. Further, if Radian wishes to terminate the employment of Messrs. Kamarck, Kasmar, Quint or Yaruss before January 1, 2007 other than for “cause” (which generally requires misappropriation of funds, habitual insobriety, substance abuse, conviction of a crime involving moral turpitude, or gross negligence in the performance of duties, which gross negligence has had a material adverse effect on the business, operations, assets, properties or financial condition of Radian and its subsidiaries taken as a whole), then Radian must provide the executive with (1) 180 days’ notice, (2) 8,000 shares of Radian common stock (except in the case of Mr. Yaruss, whose agreement does not entitle him to this Radian common stock), (3) twelve monthly installments of severance at the then rate of base salary beginning on the date of termination and (4) a lump sum payment equal to the executive’s target bonus for the year in which the notice of termination is delivered pro rated through the date of such notice. With the exception of the shares of Radian common stock, the payments described in the preceding sentence are not payable if the benefits payable under the change in control agreements (described below) are applicable. In addition, Mr. Kasmar’s agreement serves as an employment agreement with a term lasting through 2005, and provides that he is entitled to the payments described in the preceding sentence if he terminates his employment with Radian during 2006. If Messrs. Kamarck or Quint terminates their employment with Radian during 2006, they will be entitled to 5,000 shares of Radian’s common stock. All shares of Radian common stock issuable under the terms of the retention agreements will be issued pursuant to shares of phantom stock awarded under Radian’s Equity Compensation Plan at the inception of the retention agreements. In addition, Mr. Kasmar is entitled to perform his duties as an employee of Radian from a remote location of his choosing for up to two days each week and will be entitled to up to $35,000 annually for expenses incurred in commuting to Radian’s offices.

We have change in control agreements with Messrs. Kasmar, Quint and Yaruss that automatically extend for successive one-year terms unless terminated by either party. The change in control agreements provide that if, within two years after a “change in control” (as defined in the agreements) of Radian or Radian Guaranty Inc., the executive’s employment is terminated (1) by Radian for any reason other than (A) the executive’s continued illness, injury or incapacity for a period of twelve consecutive months or (B) for “cause” (as defined above) or (2) by the executive in the event of relocation or certain specified adverse changes in employment status and compensation, the executive would be entitled to a lump-sum cash payment equal to two times the sum of (x) the executive’s then-current annual base compensation and (y) the target bonus for the year in which the termination occurs. Additionally, upon a change in control, all of the executive’s options and phantom stock awards not then vested would fully vest, and any restricted stock previously granted to the executive that had not yet vested or become freely transferable would become fully vested and freely transferable.

Enhance Financial Services Group Inc., the wholly owned intermediate holding company of our financial guaranty insurance subsidiaries acquired in February 2001 (“Enhance”), is party to a change in control agreement with Martin Kamarck. Under that agreement, if Mr. Kamarck’s employment is terminated by Enhance and its subsidiaries without cause or if he departs with good reason within 24 months after a change in control, Mr. Kamarck would be entitled to cash severance in a lump sum equal to three times his then annual compensation (including a bonus component represented by the prior year’s bonus). He also would be entitled to receive a bonus for the year of termination pro rata through the date of termination and to become immediately and fully vested in Enhance’s non-qualified supplemental pension plan (which was frozen in October 2002). In addition, he would be entitled to receive outplacement assistance, to remain covered under Enhance’s and its subsidiaries’ welfare benefit and perquisite programs offered and to continue to participate in Radian’s Stock Incentive Plan (including the receipt of Radian’s matching contributions) for a period of time following termination. Furthermore, all of his options and other long-term incentives immediately would vest upon a change in control.

Deferred Compensation Plan

In October 1999, our board of directors approved a deferred compensation plan for all senior officers and directors. The Deferred Compensation Plan allows (1) senior officers to defer receipt of all or a portion of the cash component of their annual bonus and (2) directors to defer receipt of all or a portion of their entire cash compensation. Participants may also further defer amounts previously deferred. Under the plan, a participant must make a binding written election to defer compensation at least one full calendar year in advance of the year in which such compensation is to be paid and must defer such compensation for at least two full calendar years beyond the year in which such compensation would have been paid. For example, any 2004 compensation that has been deferred, must have been deferred pursuant to an election made in 2002 or earlier and will be paid in 2007 or later. Deferring compensation defers income tax liability on that compensation until it is paid to the participant. Deferred amounts earn, during the time the participant is employed by or serving on the board of Radian, a rate of return equal to (at the participant’s option) either: (1) 200 basis points above the U.S. 30-year Treasury rate, (2) Radian’s return on equity (positive or negative) or (3) the return of Radian’s common stock (positive or negative). Electing the third return option results in an additional contribution by Radian equal to 20% of the amount deferred. After a participant’s term of employment or service on the board ends, such amounts earn: (1) the average yield on 5-year U.S. Treasuries plus 100 basis points if their relationship with Radian terminated due to their death, disability or retirement or (2) the average yield on 30-year U.S. Treasuries if their relationship with Radian terminated for any other reason. For amounts deferred before 2005, participants may elect at any time to be paid the entire amount they currently have in the plan less 10 percent, in which case they forfeit any further right to participate in the plan. The plan is not funded and the amounts deferred are not segregated from Radian’s general assets. Accordingly, participants in the plan are general unsecured creditors of Radian with respect to the amounts due under the plan.

The following table shows information regarding all amounts deferred under the Deferred Compensation Plan by Radian’s executive officers listed in the Summary Compensation Table and by its current non-employee directors:

	Total Amount Deferred Through December 31,2004 ($)	Accrued Interest on Amounts Deferred Through December 31, 2004 ($)	Payouts Through December 31, 2004 ($)	Total ($)
Executive Officers
Frank P. Filipps	1,201,640	863,518	0	2,065,158
Roy J. Kasmar	1,430,835	870,952	0	2,301,787
Martin Kamarck	73,030	19,833	0	92,863
C. Robert Quint	1,067,083	520,840	(207,490)	1,380,433
Howard S. Yaruss	608,142	323,024	0	931,166

Non-Employee Directors
David C. Carney	264,625	101,372	0	365,997
Howard B. Culang	229,625	84,500	0	314,125
Stephen T. Hopkins	222,500	77,039	(51,433)	248,106
James W. Jennings	242,125	91,165	0	333,290
Ronald W. Moore	72,454	28,417	0	100,871
Jan Nicholson	0	0	0	0
Robert W. Richards	0	0	0	0
Anthony W. Schweiger	45,613	22,272	0	67,885
Herbert Wender	533,375	249,179	0	782,554

Radian Pension Plan and Supplemental Executive Retirement Plan

Our board of directors adopted a defined benefit pension plan in 1992, which is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code (the “Pension Plan”). All salaried and hourly employees of Radian and its participating subsidiaries are eligible to participate in the Pension Plan upon the attainment of 20 1/2 years of age and one year of eligible service. A participant generally is fully vested in the Pension Plan after five years of service after age 18.

Our board of directors also adopted a nonqualified supplemental executive retirement plan in 1997 (the “SERP”) for selected senior officers of Radian and its participating subsidiaries, intended to provide these officers with retirement benefits supplemental to the Pension Plan. The SERP is not subject to the IRS cap on compensation that may be taken into account for the calculation of benefits ($205,000 in 2004) and the IRS cap on actual annual benefits ($165,000 in 2004).

The benefit under the Pension Plan is based on an executive’s average base salary for the five consecutive calendar years for which such average is highest. The benefit under the SERP (referred to as “Covered Compensation” below) is determined using a formula similar to that used under the Pension Plan, but based on total compensation (inclusive of base salary and bonus) up to 150% of average base pay for the three consecutive calendar years for which such base pay is the highest. In December 2002, Radian began funding the SERP through the purchase of variable life insurance policies pursuant to a split-dollar life insurance program called the Secured Benefit Plan. Under this arrangement, Radian purchases, on each of the executive officers listed in the Summary Compensation Table, a life insurance policy that is owned and paid for by Radian. Radian endorses to the participant a portion of the death benefit, for which the participant is imputed income each year. Radian owns the remainder of the death benefit and all of the cash values in the policy. At the participant’s retirement age, the policy’s cash value is projected to be sufficient for Radian to pay the promised SERP benefit to the participant. Non-executive officers, who were participants in the Secured Benefit Plan before the issuance in 2003 of regulations under the Internal Revenue Code regarding split-dollar plans, continue under the collateral assignment split-dollar policies that were in force at that time. Under this arrangement, the participant owns the policy, and assigns a portion of the death benefits and cash value to Radian in amounts sufficient to reimburse Radian for all premium outlays by Radian. The eventual cash values above the aggregate premium amounts are designed, as in the endorsement method, to be sufficient to provide payment of the participant’s promised SERP benefit.

The following table shows the approximate annual retirement benefits that a full-time participating employee, including an officer, may receive under Radian’s Pension Plan and SERP, assuming selection of a single life annuity and retirement at age 65, based on the indicated assumptions as to Covered Compensation and years of credited service. Benefits shown in the table in excess of $165,000 are payable only to persons designated by the board of directors as eligible to participate in the SERP. The benefits shown in the table are computed on the basis of straight life annuity amounts and are not subject to offset for Social Security payments.

COVERED COMPENSATION	YEARS OF CREDITED SERVICE
	5	10	15	20	25	30	35
$300,000	25,125	50,250	75,375	100,500	125,625	150,750	175,875
$350,000	29,500	59,000	88,500	118,000	147,500	177,000	206,500
$400,000	33,875	67,750	101,625	135,500	169,375	203,250	237,125
$500,000	42,625	85,250	127,875	170,500	213,125	255,750	298,375
$600,000	51,375	102,750	154,125	205,500	256,875	308,250	359,625
$700,000	60,125	120,250	180,375	240,500	300,625	360,750	420,875
$900,000	77,625	155,250	232,875	310,500	388,125	465,750	543,375
$1,000,000	86,375	172,750	259,125	345,500	431,875	518,250	604,625
$1,100,000	95,125	190,250	285,375	380,500	475,625	570,750	665,875
$1,200,000	103,875	207,750	311,625	415,500	519,375	623,250	727,125
$1,300,000	112,625	225,250	337,875	450,500	563,125	675,750	788,375
$1,400,000	121,375	242,750	364,125	485,500	606,875	728,250	849,625
$1,500,000	130,125	260,250	390,375	520,500	650,625	780,750	910,875

The years of credited service and covered Compensation as of December 31, 2004, respectively, for each officer named in the Summary Compensation Table are as follows: Mr. Filipps—12 years, $1,087,500; Mr. Kasmar—6 years, $682,500; Mr. Quint—14 years, $445,500; Mr. Yaruss—7 years, $369,900; and Mr. Kamarck—2 years, $652,500 (Mr. Kamarck began participating in Radian’s Pension Plan and SERP effective November 1, 2002 upon the termination of Enhance’s pension plan on October 31, 2002).

Total Stockholder Return Graph

The line graph below compares, for the period from December 31, 1999 through December 31, 2004, the cumulative total return to stockholders of a $100 investment in (1) Radian’s common stock, (2) the S&P 500 index, (3) a peer group constructed by Radian for 2005 consisting of MGIC Investment Corporation, PMI Group Inc., XL Capital Ltd, MBIA Inc. and AMBAC Financial Group, Inc. and (4) the peer group constructed by Radian for 2004, which included ACE Limited in addition to the companies included in the 2005 peer group. The 2005 peer group excludes ACE Limited because ACE Limited does not engage in any of the same businesses as Radian.

Total stockholder return is determined by dividing (1) the sum of the cumulative amount of dividends for a given period (assuming dividend reinvestment) and the difference between the share price at the end and the beginning of the period, by (2) the share price at the beginning of the period.

Past total stockholder returns may not be indicative of returns to be achieved in the future or for periods of time longer than the periods shown in the graph.

	Dec 99	Dec 00	Dec 01	Dec 02	Dec 03	Dec 04
Radian Group Inc.	100	157.55	180.66	156.54	205.80	225.15
S&P 500 Index	100	90.90	80.09	62.39	80.29	89.03
New Peer Group	100	146.57	150.10	126.58	153.74	171.30
Old Peer Group	100	159.90	161.54	132.68	167.39	183.97

Compensation and Human Resources Committee Report on Executive Compensation

Compensation Philosophy.    The Committee believes that Radian’s executive compensation program should be closely related to the services that the executive officers perform for Radian and the value that those services bring to Radian’s stockholders. Therefore, in practice, the Committee believes an executive’s compensation should be based in part on Radian’s achievement of specified financial objectives, and in part on the executive’s achievement of specified individual objectives. The compensation program must enable Radian to attract and retain individuals with the right skills and talent. The program should reinforce Radian’s culture and desired behaviors. Radian’s financial objectives are recommended by management and are approved by the Committee and further ratified by the full board of directors. Individual objectives are established jointly by the executive officer and the Committee in the case of the CEO, and jointly by the executive and the CEO in the case of the other executives. Achievement of both corporate and individual objectives should lead to improved performance and greater value to stockholders. The Committee works with independent advisors to review compensation and human resources programs and practices.

Types of Compensation.    Radian’s executive compensation program has three components: annual base salary, annual bonus and stock-based incentives. The variable portions of the executive compensation program (annual bonus and stock-based incentives) are directly tied, in part, to the results of Radian’s operations. The annual bonus has been designed to recognize shorter-term results while awards of stock-based incentives have been implemented to recognize longer-term results and growth in stockholder value.

Annual Base Salary.    The annual base salary levels for Radian’s executive officers are intended to take into account both competitive salary levels for executive officers in comparable industries with similar levels of responsibility, as well as internal equity and performance at Radian. The Committee recommends the salaries to be paid to executive officers for approval by the full board of directors. The Committee recommends periodic salary increases, if warranted, after a review of individual performance and an assessment of the competitiveness of the executive officer’s current salary.

Annual Bonus.    The annual bonus plan is designed to provide executives with the opportunity for performance-based awards based on the achievement of specified individual, business unit and corporate goals and objectives. Each executive officer’s contributions are measured against individualized objectives and targets. Among the factors considered in establishing corporate objectives are Radian’s return on equity, earnings per share, net income, combined ratio, growth in earnings and revenue, reduction in expenses, risk profile and increases in productivity. Individual objectives are based on the executive officer’s position with Radian. Each year, Radian’s Chief Executive Officer reviews the performance of the other executive officers and makes specific recommendations to the Committee regarding the amount of annual bonus, if any, to be awarded. For 2004, target bonus levels for Radian’s senior executives ranged from 60 percent of salary to 200 percent of base salary for the Chief Executive Officer. The amount of the annual bonus actually awarded to an executive officer is based on the degree to which the executive officer satisfied the pre-established annual targets. Maximum achievement can result in an award of up to one and one-quarter times target; performance below target results in a less-than target annual bonus award and may, in the appropriate circumstances, result in no award.

Beginning with the annual bonuses earned in 2000 by executive officers and other key officers designated by the Chief Executive Officer, Radian paid either 20% or 33% (depending on the officer’s position) of each officers’ annual bonus in shares of phantom stock in lieu of cash, valued at the fair market value on the grant date. Through 2003, all of the officers named in the Summary Compensation Table of this proxy statement were in the category in which 33% of the annual bonus was paid in shares of phantom stock. This phantom stock vested one year after the grant date, so that a portion of the executive’s bonus was tied to Radian’s stock price over the year following the grant. This practice was discontinued in 2004. Radian will continue to allow its executive officers to defer receipt of all or a portion of the cash component of their annual bonuses voluntarily.

Long-term Equity Incentive.    Through Radian’s Equity Compensation Plan, Radian rewards the contributions of key employees—executive officers and others—for the creation of stockholder value. Based on a review of practices by corporations of similar size and/or business and management’s recommendations, the Committee has approved guidelines that provide for annual stock option grants to executive officers and other key employees. Additionally, Radian has from time to time provided option grants at initial employment and, in very rare instances, promotion to a new, more senior position with increased responsibility and accountability or the attainment of specific goals and objectives by an executive officer or key employee and by Radian.

In determining the number of options to be granted, the Committee reviews company performance and the individual performance of each executive, as well as the expected value of a Radian option. The Committee reviews and recommends option awards for the Chief Executive Officer and the Company’s other executive officers. The Committee also reviews option grants for other employees that are recommended by the Chief Executive Officer; these recommendations include the eligibility of, and the number of stock options to be granted to, those employees who have made significant contributions to Radian’s results of operations.

To make its specific determinations, and in evaluating the Chief Executive Officer’s recommendations, the Committee reviews Radian’s performance during a calendar year by reference to quantitative factors such as Radian’s competitive position, growth in earnings, return on equity as well as various qualitative factors in determining an appropriate grant. All stock option grants are subject to approval and ratification by the board of directors.

In 2004, the Committee conducted an extensive review of Radian’s long-term equity incentive program. As a result of this review, Radian implemented changes to the program for 2005. Specifically, Radian will deliver long-term incentives going forward through a balanced program comprising both stock options and three-year performance shares. We believe that this program will allow us to maintain a strong focus on shareholder value creation while also linking long-term incentive awards to key financial performance metrics assessed on both an absolute basis as well as relative to peers.

Supplemental Executive Retirement Plan.    As described in “—Radian Pension Plan and Supplemental Executive Retirement Plan,” Radian maintains a supplemental retirement plan for its executive officers. The Supplemental Executive Retirement Plan is designed to assist in retaining Radian’s executive officers by providing them with a promise of future benefits contingent upon the length of service to Radian.

Perquisites.    Perquisites do not comprise a significant component of the compensation of Radian’s executive officers. Radian does not maintain programs for providing personal benefit perquisites to officers, such as permanent lodging or defraying the cost of personal entertainment. In addition, Radian’s executive officers are encouraged and expected to serve as role models under Radian’s Code of Conduct and Ethics.

Stock Ownership Requirements.    As mentioned above, the Committee believes strongly that senior executives should personally hold a meaningful equity stake in Radian in order to ensure a thorough alignment with shareholder interests. As a result, in 2004, Radian implemented share ownership requirements for its senior executives. These requirements specify that each senior executive hold between two and ten times base salary, depending on level, in the form of Radian stock. Executives have six years in which to satisfy these requirements.

Executive Retention Agreements.    In light of Mr. Filipps’ retirement, the Committee approved retention agreements for each of Messrs. Kamarck, Kasmar, Quint and Yaruss, as well as for three other employees who reported directly to Mr. Filipps. The terms of these agreements are described under “—Termination of Employment and Change in Control Arrangements.” The Committee believes that these agreements were warranted in order to induce those who report directly to the Chief Executive Officer to remain with Radian during and after Radian’s transition to a new Chief Executive Officer.

Compensation of the Chief Executive Officer.    The Committee approves the terms of the Chief Executive Officer’s compensation and the independent directors ratify those terms. The Committee determines the Chief Executive Officer’s base salary after a review of the Chief Executive Officer’s performance and an assessment of the competitiveness of the Chief Executive Officer’s existing base salary. The award of an annual bonus recognizes both the Company’s overall results as well as the Chief Executive Officer’s contributions to these results. These contributions are measured against specific goals and objectives established jointly by the Chief Executive Officer and the Committee. In setting Mr. Filipps’ salary, bonus and option award for 2004, the Committee considered, among other key measures of Radian’s performance, Radian’s achievement of specified return on equity, earnings per share, operating plan results, including combined ratio, growth in earnings and revenue, reduction in expenses and increases in profitability, and changes in Radian’s risk profile, as well as more subjective criteria such as implementation of Radian’s strategic plans (including the plan to diversify revenues) and Mr. Filipps’ individual performance. Mr. Filipps’ compensation for 2004 also was determined by reference to his employment agreements with Radian.

Mr. Filipps’ 2004 base salary was set at $725,000 at the beginning of 2004 and, in February 2005, he was awarded an annual bonus for 2004 of $1,350,000 based on the attainment of individual and corporate performance goals established at the beginning of 2004 and by reference to his employment agreement. Mr. Filipps was awarded phantom shares with a value of $1,350,000 in February 2005 that will be distributed in February 2006. The Committee approved an agreement, described under “– Termination of Employment and Change in Control Arrangements,” between Radian and Mr. Filipps related to his retirement from his positions as Chairman and Chief Executive Officer of Radian.

Compliance with Internal Revenue Code Section 162(m).    Section 162(m) of the Internal Revenue Code limits the deductibility of compensation over $1 million paid to a company’s Chief Executive Officer and the four next most highly compensated executive officers. To qualify for deductibility under Section 162(m), compensation in excess of $1 million per year paid to each of these executive officers generally must be “performance-based” compensation as determined under Section 162(m). To be performance-based compensation, the material terms of the performance goals under which the compensation is to be paid must be disclosed to and approved by stockholders before the compensation is paid. The amendments to Radian’s 1992 Stock Option Plan approved at its 1995 annual stockholders’ meeting were designed to bring the 1992 Stock Option Plan into compliance with Section 162(m). Radian’s Equity Compensation Plan also was designed to comply with Section 162(m). Further, the material terms of the Performance Share Plan are being submitted for stockholder approval at the 2005 annual meeting in order to qualify the compensation payable under that plan for deductibility under Section 162(m). To the extent readily determinable and as one of the factors in its consideration of compensation matters, the Committee considers the anticipated tax treatment to Radian and to the executive officers of various payments and benefits. The Committee intends to retain the deductibility of compensation pursuant to Section 162(m), but reserves the right to provide non-deductible compensation if it determines that such action is in the best interests of Radian and its stockholders.

2004 Members of the Compensation and Human Resources Committee

Stephen T. Hopkins (Chairman)

Howard B. Culang

Ronald W. Moore

Robert W. Richards

AUDIT COMMITTEE REPORT

The functions of the Audit Committee are outlined in its charter attached as Appendix B to this proxy statement, and include the following: to appoint a registered independent public accounting firm to audit Radian’s financial statements each year; to monitor the auditors’ independence; to monitor the professional services provided by the independent auditors, including pre-approving all audit and permissible non-audit services provided by the independent auditors in accordance with federal law and the rules and regulations of the SEC; to review audit results with the independent auditors; to review and discuss with management and the independent auditors Radian’s financial statements and other financial disclosures in Radian’s filings with the SEC; and to review with management, the independent auditors and Radian’s internal audit department Radian’s accounting and reporting principles, practices and policies and the adequacy of Radian’s internal control over financial reporting.

Before Radian’s Annual Report on Form 10-K for the year ended December 31, 2004 was filed with the SEC, the Audit Committee reviewed and discussed with management the audited Consolidated Financial Statements of Radian Group Inc. for the year ended December 31, 2004 and the notes thereto and other financial information included in the report, including the section of the report entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Audit Committee also discussed with Deloitte & Touche LLP, Radian’s independent auditors for 2004, the matters required to be discussed by SAS 61, including, among other things, maters related to the conduct of the audit of Radian’s financial statements. The Audit Committee has received the written disclosures and the letter from Deloitte & Touche required by Independence Standards Board Standard No. 1, and has discussed with Deloitte & Touche their independence from Radian.

Based on its reviews and discussions described above, the Audit Committee recommended to the board of directors that Radian’s audited financial statements be included in Radian’s Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the SEC.

2004 Members of the Audit Committee

David C. Carney (Chairman)

Howard B. Culang

James W. Jennings

Jan Nicholson

Anthony W. Schweiger

MATTERS CONCERNING OUR INDEPENDENT AUDITORS

In addition to retaining Deloitte & Touche to audit Radian’s consolidated financial statements for 2004, Radian retained Deloitte & Touche, as well as other accounting firms, to provide other auditing and advisory services in 2004. Radian understands the need for Deloitte & Touche to maintain objectivity and independence in its audit of Radian’s financial statements. To minimize relationships that could appear to impair the objectivity of Deloitte & Touche, Radian’s Audit Committee is required to pre-approve all non-audit work performed by Deloitte & Touche in accordance with its pre-approval policy filed as Appendix D to Radian’s definitive proxy statement for its 2004 annual meeting of stockholders.

The aggregate fees billed for professional services by Deloitte & Touche in 2004 and 2003 for these various services were:

Type of Fees	2004	2003
Audit Fees	$2,170,500	$1,321,361
Audit-Related Fees	$106,700	$504,377
Tax Fees	$65,610	$90,820
All Other Fees	$64,446	$93,161

Total	$2,407,256	$2,009,719

In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees for professional services for the audit of Radian’s consolidated financial statements included in Form 10-Ks (which, in 2004, for the first time included an audit of Radian’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002), for the review of financial statements included in Form 10-Qs, and for services that normally are provided by the accountant in connection with statutory and regulatory filings; “audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and not reported under “audit fees,” including services related to employee benefit plan audits, the filing of registration statements, consultation on reporting matters and, in 2003, preparation for the 2004 audit of internal control over financial reporting; “tax fees” are fees for tax compliance, tax advice and tax planning; and “all other fees” include fees related to U.K. regulatory matters and litigation support services. The fees listed in the table above were pre-approved by the audit committee. The audit committee considered the nature of the non-audit services provided by Deloitte & Touche and determined that those services were compatible with the provision of independent audit services by Deloitte & Touche.

OTHER INFORMATION

Expenses of Solicitation

Radian will bear the cost of the preparing and soliciting proxies. In addition to the use of the mails, Radian has engaged Georgeson Shareholder Communications Inc. to solicit proxies by mail, telephone or personally, at a cost expected not to exceed $15,000. Proxies may also be solicited by Radian’s officers and directors and a small number of its employees, who will not be specially compensated for their services, but who will be entitled to reimbursement for actual expenses incurred in connection with the solicitation. We also will request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to beneficial owners and to request authority for the execution of proxies and, upon request, we will pay their reasonable charges and reimburse their reasonable expenses.

Incorporation by Reference

The information contained in the proxy statement under the headings “Compensation of Directors and Executive Officers—Executive Compensation—Total Stockholder Return Graph” and “—Compensation and Human Resources Committee Report on Executive Compensation” and under the heading “Audit Committee Report” is not “soliciting material,” nor is it “filed” with the SEC, nor shall it be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Radian specifically incorporates it by reference in a filing.

Stockholder Proposals for the 2006 Annual Meeting

Stockholders must submit proposals on matters appropriate for stockholder action at annual meetings, other than director nominations, in compliance with regulations adopted by the SEC. To be considered for inclusion in our proxy materials relating to the 2006 annual meeting, written proposals should be received by our Secretary at our principal office set forth on the cover page of this proxy statement no later than November 16, 2005.

Where a stockholder submits a proposal for consideration at the 2006 annual meeting outside of the process described in Rule 14a-8 under the Securities Exchange Act of 1934 rather than for inclusion in the proxy materials relating to the 2006 annual meeting, the stockholder must comply with the procedures set forth in our by-laws. This means that the written proposal must be received by our Secretary at our Philadelphia headquarters at least 60 days before the 2006 annual meeting (except that if we give less than 75 days’ notice or other public disclosure of the 2006 annual meeting, then the proposal must be received by our Secretary no later than the close of business on the 15th day after the day on which we mail the notice of the 2006 annual meeting or make such public disclosure). The full text of the relevant by-law provisions may be obtained upon written request directed to Radian’s Secretary at our principal office set forth on the cover page of this proxy statement. A copy of our by-laws also has been filed with the SEC and is accessible at www.sec.gov.

The procedures for stockholders to follow to nominate candidates for election to our board of directors are described in the section of this proxy statement entitled “Corporate Governance Matters—Consideration of Director Nominees.”

By Order of the Board of Directors,

Howard S. Yaruss

Secretary

April 25, 2005

APPENDIX A

RADIAN GROUP INC.

Amended and Restated Performance Share Plan

1.	Purpose. The purpose of the Radian Group Inc. Performance Share Plan (the “Plan”) is to enhance the long-term stockholder value of Radian Group Inc. (the “Company”) by reinforcing the incentives of the Company’s key employees to achieve the Company’s long-term performance goals; to link a significant portion of a participant’s compensation to the achievement by the Company of such performance goals and to the value of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”); and to attract and motivate key employees and to encourage their continued employment on a competitive basis. The purposes of the Plan are to be achieved by the grant of Performance Share Awards, as defined below.
2.	Eligibility and Participation. Key employees of the Company who, through their position or performance, can have a significant, positive impact on the Company’s financial results, shall be eligible to participate in the Plan. The Compensation and Human Resources Committee of the Company’s Board of Directors (the “Committee”) shall select the recipients of Performance Share Awards (the “Participants”). Newly-hired and newly-promoted employees may be selected as Participants subject to the provisions of Section 3(d)(ii), if applicable.

3.	Performance Share Awards.

(a)    Performance Share Award Defined.    A “Performance Share Award” is a right to receive shares of Common Stock, contingent on the achievement of certain performance goals of the Company specified by the Committee. A Performance Share Award shall be subject to such conditions, restrictions and contingencies as the Committee shall determine.

(b)    Combined Award Under Stock Plan.    Each Performance Share Award shall be deemed to be a combined award under the Plan and under the Company’s Equity Compensation Plan, as amended, or under any successor to such plan (the “Stock Plan”). Any shares of Common Stock to be issued pursuant to a Performance Share Award shall be issued under and pursuant to the Stock Plan, and shall be subject to the terms and conditions of the Stock Plan and of any grant agreement issued thereunder.

(c)    Award Term.    Performance Share Awards will be measured over such period of time as shall be established by the Committee (the “Award Term”). Unless the Committee determines otherwise, the Award Term shall be a period of three consecutive fiscal years of the Company. Award Terms may be of varying and overlapping durations. Performance Share Awards shall be subject to forfeiture until the conclusion of the Award Term except as may otherwise be provided in Section 3(f) below.

(d)    Section 162(m) Conditions.    Performance Share Awards may be designated as “performance-based compensation” as that term is used in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

(i)    Performance Goals.    The performance goal criteria (“Performance Goals”) that may be used by the Committee in granting Performance Share Awards shall include one or more of the following, as selected by the Committee:

•	growth in earnings per share;

•	growth in adjusted book value; and

•	return on equity.

The Performance Goals may be measured with respect to the Company alone on an absolute basis, on a relative or comparative basis with such peer companies or index as the Committee may select, or in such combination thereof as may be determined by the Committee. Performance Goals may be based on the performance of the Company as a whole, or on the performance of a specified business unit or subsidiary. Performance Goals may be established on a cumulative basis, in the alternative, or in the form of a matrix combining various Performance Goals and weighting them in any manner that the Committee may determine.

(ii)    Establishment of Performance Goals.    Performance Share Awards designated as “performance-based compensation” for purposes of Section 162(m) of the Code shall be granted, and Performance Goals shall be established, by the Committee in writing not later than 90 days after the commencement of the period of service to which the Performance Goals relate, or by such other date as may be required under Section 162(m) of the Code, provided that the outcome is substantially uncertain at the time the Committee establishes the Performance Goals. Following the establishment of the Performance Goals, the Committee shall advise each Participant, through the issuance of a “Grant Letter” under the Stock Plan, as to the target award and specific Performance Goals applicable to his or her Performance Share Award, and the method or formula for determining the payouts correlating to a range of performance results over the Award Term.

(iii)    Section 162(m) Maximum Award Limit.    With respect to a Performance Share Award that is designated as “performance-based compensation” for purposes of Section 162(m) of the Code, the maximum number of shares of Common Stock that may be issued under the award shall be set at the time the Committee grants the award and establishes Performance Goals under the award. Notwithstanding any other provision of this Plan, the maximum payout under any Performance Share Award may not exceed 250,000 shares of Common Stock as of the end of the Award Term, subject to adjustment as provided in Section 4 and under the Stock Plan.

(iv)    Certification by Committee.    Before any payment in shares of Common Stock is made under a Performance Share Award to any Participant who is a person referred to in Section 162(m) of the Code, the Committee must certify in writing that the Performance Goals and any other material terms established with respect to such Performance Share Award have been achieved. To the extent necessary with respect to any fiscal year or Award Term, in order to avoid any undue windfall or hardship due to external causes, the Committee may make the determination as to whether a specific Performance Goal has been achieved without regard to the effect of any change in accounting standards, any acquisition or disposition by the Company not planned for at the time the Performance Goals were established or any other extraordinary, unusual or non-recurring event or item that would otherwise impact the Company’s reported financial performance. With respect to any Participant who is a person referred to in Section 162(m) of the Code, the Committee shall have the discretion to decrease an award payout under a Performance Share Award for circumstances that the Committee deems warranted, but may not under any circumstances increase such amount.

(e)    Settlement of Awards.    Upon the conclusion of the Award Term of a Performance Share Award, the Company’s determination of the amount of the payout, if any, to which the Participant is entitled, and the certification by the Committee, if applicable, as provided in Section 3(d)(iv) above, the Participant shall receive payout of the Performance Share Award in shares of Common Stock issued under and pursuant to Section 9 of the Stock Plan. Cash shall be delivered in lieu of any fractional share.

(f)    Termination of Employment, Change of Control and Other Circumstances.    Notwithstanding anything to the contrary in the Stock Plan:

(i)    Death or Disability.    If a Participant’s employment with the Company terminates as a result of such Participant’s death or disability, any outstanding Performance Share Awards shall remain in force, and such Participant (or his or her estate, representatives, heirs or beneficiaries, as applicable, in the case of death) shall be entitled to any payout that thereafter becomes due under such outstanding Performance Share Awards, at the same time, and to the same extent, as though such Participant had remained employed by the Company through the conclusion of the Award Term. For purposes of the Plan, “disability” shall mean a physical or mental impairment of sufficient severity that the Participant is both eligible for and in receipt of benefits under the applicable long-term disability program maintained by the Company.

(ii)    Retirement.    If a Plan Participant’s employment with the Company terminates by reason of such Participant’s retirement prior to the end of an Award Term, but after the conclusion of not less than 33% of the Award Term, of any outstanding Performance Share Award, then such Performance Share Award shall remain in force, and such Participant shall be entitled to any payout that thereafter becomes due under such Performance Share Award, at the same time, and to the same extent, as though such Participant had remained employed by the Company throughout the Award Term. For purposes of the Plan, “retirement” shall mean Participant’s retirement as defined under the applicable pension plan maintained by the Company.

(iii)    Other Termination.    In the event that a Participant’s employment with the Company terminates other than by reason of death, disability or retirement as provided in Sections 3(f)(i) and (ii) above, then all outstanding Performance Share Awards in such Participant’s name as to which the Award Term has not yet expired shall be deemed forfeited, shall automatically be canceled and shall have no further force or effect.

(iv)    Change of Control.    Notwithstanding the provisions of Sections 3(c) and (d), in the event of a “Change of Control” of the Company as defined in Section 11 of the Stock Plan, or any successor definition, prior to the end of an Award Term, but after the conclusion of not less than 33% of the Award Term, of any outstanding Performance Share Award, then the Performance Goals applicable to such Performance Share Award shall be deemed to have been satisfied as of the date of such Change in Control at 100% of the target level, and such Participant shall be entitled to the corresponding payment under such Performance Share Award as of such date.

(g)    Dividends and Voting.    A Participant shall have no rights as a stockholder with respect to Performance Share Awards, including with respect to dividends and voting, unless and until shares of Common Stock are issued in settlement of the award.

(h)    Non-transferability.    Neither Performance Share Awards, nor any interest therein, nor any shares of Common Stock to be issued thereunder, may be anticipated, alienated, encumbered, sold, pledged, assigned, transferred or subjected to any charge or legal process, other than by will or the laws of descent and distribution, so long as the shares of Common Stock have not been distributed in accordance with the Plan and the Stock Plan, and any such sale, pledge, assignment or other attempted transfer shall be null and void. A Participant may receive payment under a Performance Share Award only while an employee of the Company and only if continuously employed from the date the award was granted, except as may otherwise be provided in Section 3(f) above.

4.	Adjustment of Shares Subject to Awards. In the event of a corporate transaction involving the Company, the Common Stock or the Company’s corporate or capital structure, including but not limited to any recapitalization, reorganization, merger, consolidation, stock dividend, stock split, combination or exchange of shares, or any other change in capital structure made without receipt of consideration, the benefits or potential benefits of the Performance Share Awards shall be preserved by appropriate adjustment of such awards by the Committee pursuant to Section 3(b) of the Stock Plan, or any successor provision.

5.

Administration.    The Plan shall be administered by the Committee. The Committee shall have the authority to administer the Plan; establish policies under the Plan; amend the Plan, subject to the provisions of Section 8; interpret provisions of the Plan; select Participants; establish Performance Goals; make Performance Share Awards; or terminate the Plan, in its sole discretion. The Committee may delegate administrative duties and all decisions not required to be exercised by it under Section 162(m) of the Code or Section 16 of the Exchange Act, as it solely determines, including to Company officers. All decisions of the Committee shall be final and binding upon all parties including the Company, its stockholders and Participants.

6.	Tax Withholding. The Company shall have the right to deduct from any settlement made under the Plan or to require the Participant to pay the amount of any federal, state or local taxes of any kind required by law to be withheld with respect to the grant, vesting, payment or settlement of an award under this Plan, or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. If Common Stock is withheld or surrendered to satisfy tax withholding, such stock shall be valued at its fair market value as of the date it is withheld or surrendered. The Company may also deduct from any award settlement any other amounts due the Company by the Participant.

7.	Governing Law. The Plan, agreements entered into under the Plan and Performance Share Awards shall be construed, administered and governed in all respects under and by the applicable laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation to the substantive law of another jurisdiction.

8.	Plan Amendment and Termination. The Committee may, in its sole discretion, amend, suspend or terminate the Plan at any time, with or without advance notice to Participants, provided that no amendment to the Plan shall be effective that would increase the maximum award that may be granted under Section 3(d)(iii) to a Participant who is a person referred to in Section 162(m) of the Code; that would change the Performance Goal criteria applicable to a Participant who is a person referred to in Section 162(m) of the Code for payment of awards as set forth in Section 3(d)(i); or that would modify the requirements as to eligibility for participation under Section 2, unless the stockholders of the Company shall have approved such change in accordance with the requirements of Section 162(m) of the Code. No amendment, modification or termination of the Plan may adversely affect in a material manner any right of any Participant with respect to any Performance Share Award theretofore granted without such participant’s written consent.

9.	General Provisions.

(a)    Certain Definitions.    As used in this Plan, the term “Company” refers to Radian Group Inc. and its consolidated subsidiaries as a whole.

(b)    No Right to Awards or Continued Employment.    Neither the establishment of the Plan nor the provision for or payment of any amounts hereunder nor any action of the Company, the Board of Directors of the Company or the Committee in respect of the Plan shall be held or construed to confer upon any person any legal right to receive, or any interest in, an award or any other benefit under the Plan, or any legal right to continued employment with the Company.

(c)    No Funding of Plan.    The Company shall not be required to fund or otherwise segregate any Common Stock or any other assets which may at any time be delivered to Participants under the Plan. The Plan shall constitute an “unfunded” plan of the Company. The Company shall not, by any provisions of the Plan, be deemed to be a trustee of any property, and any rights of any Participant or former Participant shall be no greater than those of a general unsecured creditor or shareholder of the Company, as the case may be.

(d)    Non-Exclusivity.    The Plan does not limit the authority of the Company, the Board of Directors of the Company or the Committee to grant awards or authorize any other compensation to any person under any other plan or program, including, without limitation, the issuance of stock options or any other awards under the Stock Plan.

(e)    Severability.    If any provision of the Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect and shall be applied as though the unenforceable provision were not contained in the Plan.

10.	Effective Date of the Plan and Amendments; Term. The Plan first became effective upon its adoption by the Board of Directors of the Company on February 8, 2005, for Award Terms commencing on January 1, 2005. This amendment and restatement of the Plan became effective upon its adoption by the Board of Directors of the Company effective March 30, 2005, and applies to all awards made under the Plan before and after such date. Any further amendment to the Plan shall be effective on the date established by the Committee, subject to stockholder approval, if required under the provisions of Section 8. The Plan shall expire on December 31, 2009, unless sooner terminated or extended pursuant to the provisions hereof; provided, however, that such expiration shall not affect the administration of any Performance Share Awards then outstanding.

* * *

APPENDIX B

RADIAN GROUP INC.

Audit Committee Charter

Purpose of the Audit Committee

The Audit Committee (the “Committee”) is a committee of the Board of Directors (the “Board”) of Radian Group Inc. (the “Company”). The Committee assists the Board in its responsibilities related to the integrity and reporting of the Company’s quarterly and annual financial statements, the independence and performance of the Company’s internal and external auditors, the Company’s system of internal controls and mechanisms for receiving complaints or orders regarding the Company’s accounting procedures and the Company’s compliance with legal and regulatory requirements. In performing its functions, the Committee engages its own legal counsel and other professional advisors, as it deems necessary.

The Committee is directly responsible for the appointment, compensation, retention and oversight of the independent auditors who audit the Company’s financial statements.

The Committee reviews, prior to release, the quarterly and annual financial statement information including “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Although the Credit Management Committee of the Board of Directors has primary responsibility for overseeing the Company’s credit management procedures, the Audit Committee is responsible for reviewing the Company’s risk management processes in a general manner and for oversight of enterprise risk as defined by the Committee of Sponsoring Organizations (COSO).

The function of the Committee is oversight. Management remains in the first instance responsible for the preparation, presentation and integrity of the Company’s financial statements and public disclosures. Management is also responsible for maintaining appropriate accounting and financial policies and internal controls along with procedures designed to assure compliance with accounting standards and applicable laws and regulations. Internal audit examines and evaluates business processes including the Company’s system of internal controls. The independent auditors are responsible for planning and carrying out an audit in accordance with generally accepted auditing standards. Both the Chief Audit Executive and the independent auditors report directly to the Committee.

Organization

The Committee shall be composed of at least three independent directors, as ‘independence” is defined in the Company’s Guidelines of Corporate Governance, the listing standards of the New York Stock Exchange and the rules of the Securities and Exchange Commission (“SEC”). All Committee members shall be financially literate, at least one member shall have accounting or related financial management expertise, and at least one member shall be an “Audit Committee Financial Expert” as that term is defined in the rules of the SEC.

The determination of members’ independence, financial literacy, accounting or related financial management expertise, status as an Audit Committee Financial Expert and other qualifications to serve as a member of the Committee is made by the Board of Directors in its discretion.

General Responsibilities

In performing its responsibilities the Committee will:

Oversight

O1	After appropriate review, appoint the independent auditors to be retained to audit the financial statements of the Company. Appropriate review will, at a minimum, require the Committee to evaluate the lead partner of the independent auditors and obtain at least annually a report by the independent auditors describing: (i) that firm’s internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits performed by the firm, and any steps taken to deal with any such issues; and (iii) all relationships between the firm and the Company.

O2	Pre-approve all audit and non-audit (including internal control-related) services to be provided by the independent auditors, in conformity with the Committee’s Pre-Approval Policy for Audit and Non-Audit Services, and obtain from management on a quarterly basis a list of all of the Company’s engagements for non-audit services being provided by auditing firms other than the Company’s independent auditors due to the fact that the Company’s independent auditors are prohibited by SEC rules from providing such services.

O3	Establish and modify as necessary Radian’s hiring policy related to employees or former employees of the independent auditors.

O4	Monitor the internal audit function of the Company including its independence.

O5	Oversee the development by the General Counsel of procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or audit matters, including a means for Company employees to submit such complaints in a confidential and anonymous manner.

O6	Investigate any matter brought to its attention within the scope of its duties with the authority to retain counsel or other advisors, if in its judgment that is appropriate, at the expense of the Company.

O7	Submit meeting minutes and, as appropriate, discuss the matters discussed at each Committee meeting with the Board of Directors.

O8	Annually review and reassess its responsibilities, functions, Pre-Approval Policy for Audit and Non-Audit Services, and Charter, making changes as necessary, and conduct an annual performance evaluation of the Committee.

O9	Annually discuss the internal audit plan and the Chief Audit Executive’s MBO.

O10	Ensure that the Company provides adequate funding, as determined by the Committee, to the Committee for payment of the independent auditors, compensation to any advisers engaged by the Committee, and payment of ordinary administrative expenses incurred by the Committee in carrying out its duties.

Audit and Financial Reporting

A1	Review and provide feedback on the independent auditors’ plan and scope for the current year audit including proposed audit fees and engagement letter.

A2	Review with financial management and the independent auditors significant financial reporting issues and practices and ensure that appropriate accounting principles are being applied. Also, annually review with financial management the “closing of the books” process.

A3	Review the proposed audit plan(s) and review the results of internal audits completed since the previous Committee meeting as well as the focus of upcoming internal audit projects.

A4	Meet separately, and at least quarterly, with management, the independent auditors and the Chief Audit Executive and discuss the adequacy and effectiveness of accounting and financial controls of the Company. Review the independent auditors’ management letter when presented. Regularly review with the independent auditors any audit problems or difficulties, and management’s response.

A5	Discuss with management and the independent auditors, the quarterly financial statements prior to public release, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the 10-Q.

A6	Discuss Company policy regarding earnings press releases as well as financial information provided to analysts and rating agencies.

A7	Review the Company’s legal representation letter presented to the independent auditors and discuss significant items, if any, with Company General Counsel.

A8	Determine that the independent auditors are satisfied with the disclosures and content of the financial statements to be presented to shareholders and in the Company’s SEC report filings.

A9	Obtain from the independent auditors a statement of all required communications under Generally Accepted Auditing Standards, including matters required by SAS 61 and Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

A10	Review the results of the annual audit and discuss the annual financial statements with management and the independent auditors, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and recommend the audited financial statements to be included in the Company’s Annual Report on Form 10-K.

A11	Approve the Committee’s charter and report to shareholders as required by the SEC for inclusion in the Company’s annual proxy statement.

Compliance

C1	Require management to present and discuss, as soon as practicable, all reports received from regulators (e.g. SEC, IRS, State Insurance Departments and Rating Agencies etc.) which may have a material effect on the financial statements or related Company compliance policies.

C2	Review with General Counsel legal and regulatory matters, contingent liabilities or other sensitive information that may have a material effect on the Company’s financial statements, systems of internal control or regulatory compliance.

C3	Review activity related to and evaluate the Company’s Code of Conduct and Ethics.

Risk

R1	Discuss and review in a general manner guidelines and policies to govern the process by which the Company undertakes risk assessment and management.

R2	Discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control those exposures.

R3	Review the Company’s quality assurance processes to mitigate potential risks and its loss reserving methodology.

R4	Inquire of management, enterprise risk management, Chief Audit Executive and the independent auditors about significant risks or exposures and assess the steps management has taken to minimize such risks to the Company.

R5	Review the Company’s information technology initiatives.

Approved:    March 30, 2005

RADIAN GROUP INC. PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 10, 2005 Solicited on Behalf of the Board of Directors The undersigned hereby authorizes Howard S. Yaruss and C. Robert Quint, and each of them, individually, with power of substitution, to vote and otherwise represent all of the shares of common stock of Radian Group Inc. (the “Company”), held of record by the undersigned, at the Annual Meeting of Stockholders of the Company to be held at the Company’s offices, 1601 Market St., 11th floor, Philadelphia, PA, on Tuesday, May 10, 2005 at 9:00 a.m. local time, and any adjournment(s) thereof, as indicated on the reverse side hereof. The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement dated in each case April 25, 2005. All other proxies heretofore given by the undersigned to vote shares of the Company’s common stock are expressly revoked. To include any comments, please mark this box. RADIAN GROUP INC. P.O. BOX 11024 NEW YORK, N.Y. 10203-0024

DETACH PROXY CARD HERE Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope. Votes must be indicated (x) in Black or Blue ink. This proxy is solicited on behalf of Radian’s Board of Directors. Proposals 1 through 4 below are proposed by Radian, and this proxy card will be voted “FOR” Proposals 1 through 3 below if no choice is specified. 1. To elect eleven directors for terms of one year each, to serve until their successors have been duly elected and qualified; FOR ALL WITHHOLD FOR ALL EXCEPTIONS* Nominees: David C. Carney, Howard B. Culang, Stephen T. Hopkins, Sanford A. Ibrahim, James W. Jennings, Roy J. Kasmar, Ronald W. Moore, Jan Nicholson, Robert W. Richards, Anthony W. Schweiger, Herbert Wender *(Instructions: To withhold authority to vote for any individual nominee(s), mark the “Exceptions*” box and write that nominee name(s) on the following blank line.) Exceptions FOR AGAINST ABSTAIN 2. To consider and vote on a proposal to approve the material terms of the Radian Group Inc. Performance Share Plan; 3. To ratify the selection of Deloitte & Touche LLP as Radian’s independent auditor for the year ending December 31, 2005; and 4. To transact such other business as may properly come before the meeting or any adjournment thereof. To change your address, please mark this box. S C A N L I N E Please sign exactly as name or names appear on this proxy card. If stock is held jointly, each holder should sign. If signing as attorney, trustee, executor, administrator, custodian, guardian, or authorized officer, please give full title. Date Share Owner sign here Co-Owner sign here 4805